Exhibit 2.3

Execution Version

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

dated as of July 24, 2013

among

GNLC HOLDINGS, INC.

as Buyer

PINNACLE ENTERTAINMENT, INC.

as Parent

AMERISTAR CASINO LAKE CHARLES, LLC

as the Company

and

AMERISTAR LAKE CHARLES HOLDINGS, LLC

as the Member

- i -

- ii -

- iii -

- iv -

EXHIBIT A	CERTAIN DEFINED TERMS
EXHIBIT B	DEPOSIT ESCROW AGREEMENT
EXHIBIT C	SHARED SPACE TERM SHEET
EXHIBIT D-1	DEFERRED AMOUNT NOTE
EXHIBIT D-2	BUYER GUARANTY
SCHEDULE A	ILLUSTRATIVE PURCHASE PRICE AS OF JUNE 30, 2013
SCHEDULE B	BUDGET
SCHEDULE 1.5(a)(ii)	DIRECTORS AND OFFICERS OF THE COMPANY
SCHEDULE 1.7	EXCLUDED ASSETS
SCHEDULE 2.2(d)(ii)	AUTHORITY, APPROVALS, ENFORCEABILITY AND CONSENTS
SCHEDULE 3.3(d)	AUTHORITY, APPROVALS, ENFORCEABILITY AND CONSENTS
SCHEDULE 3.4	FINANCIAL STATEMENTS
SCHEDULE 3.6(b)	ABSENCE OF CERTAIN CHANGES
SCHEDULE 3.8(b)	LEGAL MATTERS
SCHEDULE 3.8(c)	PERMITS
SCHEDULE 3.9(b)	LEASED REAL PROPERTY
SCHEDULE 3.9(f)	REAL PROPERTY LITIGATION
SCHEDULE 3.9(g)	LEASED REAL PROPERTY AGREEMENTS
SCHEDULE 3.9(h)	AGREEMENTS AFFECTING LEASED REAL PROPERTY
SCHEDULE 3.9(i)	REAL PROPERTY VIOLATIONS
SCHEDULE 3.9(j)	REAL PROPERTY CLAIMS
SCHEDULE 3.10	COMPANY IP
SCHEDULE 3.11(a)	COMPANY AGREEMENTS
SCHEDULE 3.11(c)	DISPUTES UNDER COMPANY AGREEMENTS
SCHEDULE 3.15	ENVIRONMENTAL MATTERS
SCHEDULE 3.16	BANK ACCOUNTS
SCHEDULE 3.17	AFFILIATE ASSETS
SCHEDULE 4.2(e)	CAPACITY, ENFORCEABILITY AND CONSENTS
SCHEDULE 6.4(d)	KEY PERSONS OF BUYER
SCHEDULE 6.9	EXCLUDED AFFILIATE ASSETS
SCHEDULE 6.11(a)	SPECIFIED EMPLOYEES
SCHEDULE 6.11(b)	CERTAIN SPECIFIED EMPLOYEES
SCHEDULE 6.14(a)	BUYER CHANGES
SCHEDULE 6.16(a)-1	EXISTING PARENT ADDITIONAL PROPERTY
SCHEDULE 6.16(a)-2	EXISTING BUYER ADDITIONAL PROPERTY
SCHEDULE 6.16-Map	POTENTIAL AREA FOR PARENT ADDITIONAL PROPERTY OR BUYER ADDITIONAL PROPERTY
SCHEDULE 6.17	SAMPLE FORM OF CONDITIONAL WAIVER AND RELEASE UPON PROGRESS PAYMENT

- v -

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

This Membership Interests Purchase Agreement dated as of July 24, 2013 (this “Agreement”) is among GNLC Holdings, Inc., a Louisiana corporation (“Buyer”), on the one hand, and Pinnacle Entertainment, Inc., a Delaware corporation (“Parent”), and if they execute and deliver joinder signature pages to this Agreement, Ameristar Casino Lake Charles, LLC, a Louisiana limited liability company (the “Company”), and Ameristar Lake Charles Holdings, LLC, a Louisiana limited liability company (the “Member”), on the other hand. This Agreement shall be binding on Buyer and Parent upon execution and delivery of this Agreement by each of them, to the extent herein provided, and the rights and obligations of the Member and the Company hereunder shall only become effective if and when they become parties hereto. Capitalized terms used but not defined herein have the meanings assigned to them on Exhibit A.

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of December 20, 2012, entered into by and among Parent, PNK Holdings, Inc., PNK Development 32, Inc., and Ameristar Casinos, Inc. (“Ameristar”), as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of February 1, 2013, as further amended by that certain Second Amendment to Agreement and Plan of Merger, dated as of March 14, 2013 (as such agreement may be further amended, supplemented and/or modified, from time to time, the “Merger Agreement”), Ameristar will become a wholly-owned Subsidiary of Parent through a merger of PNK Holdings, Inc. with and into Ameristar (the “Merger”) and then Ameristar will be merged with and into Parent with Parent being the surviving entity;

WHEREAS, the United States Federal Trade Commission (the “FTC”) has issued an administrative complaint (the “Administrative Complaint”) seeking to prohibit the consummation of the Merger if it would combine Parent and Ameristar’s businesses in certain markets, including the Lake Charles, Louisiana market;

WHEREAS, in connection with the Merger, it is anticipated that Parent will enter into and become subject to an agreement containing consent orders (the “Consent Decree”) and a related order to hold separate and maintain assets (the “Hold Separate Order,” and together with the Consent Decree, the “FTC Documents”) with the FTC, and that Parent will be required to cause the Company to be divested following the consummation of the Merger;

WHEREAS, the Company is the holder of the exclusive rights to develop Ameristar Casino Resort Spa Lake Charles, a proposed luxury casino and resort located in Lake Charles, Louisiana together with all infrastructure related thereto (the “Casino”);

WHEREAS, the Member is the sole owner of 100% of the Company’s issued and outstanding membership interests (the “Membership Interests”). The Member and the Company are currently Subsidiaries of Ameristar and, upon the consummation of the Merger, will become Subsidiaries of Parent;

WHEREAS, conditioned upon consummation of the Merger, Parent desires that the Member sell the Membership Interests to Buyer, and Buyer desires to purchase the Membership Interests from the Member, on the terms and subject to the conditions hereinafter set forth;

WHEREAS, conditioned upon consummation of the Merger and if this Agreement has not been earlier terminated, Parent will cause the Member and the Company to execute joinder signature pages to this Agreement promptly following the consummation of the Merger and, upon such joinder, the Member will become obligated to sell the Membership Interests to Buyer;

WHEREAS, upon consummation of the Merger, it is anticipated that a monitor or trustee appointed by the FTC pursuant to the FTC Documents and approved by the LGCB (the “Trustee”) will be in charge of the management of the Company until the closing of the sale of the Membership Interests to Buyer; and

WHEREAS, attached hereto as Exhibit C is a term sheet (the “Shared Space Term Sheet”) describing the general understanding contemplated by Buyer and Parent (or their respective Affiliates) with respect to the right to use and conduct certain activities on the property known as the Festival Grounds following the expansion of the existing Festival Grounds as shown in the Shared Space Term Sheet, which is anticipated to include a common club house for the Casino’s golf course and L’Auberge Lake Charles’ golf course, common tennis facilities, a restaurant, signage areas and possibly other amenities, as may be mutually agreed upon by the parties;

WHEREAS, the parties wish to prepare and negotiate in good faith the definitive agreements described in and consistent with the Shared Space Term Sheet, including a co-lease agreement with the Lake Charles Harbor & Terminal District (the “District”), limited liability company agreement and management agreements relating to the Shared Space (collectively, such definitive agreements are referred to as the “Shared Space Agreements”) and, conditioned upon and concurrent with the closing under this Agreement, enter into the Shared Space Agreements.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 1.1.    Pre-Closing Deposit.  No later than three (3) Business Days after the execution of this Agreement, Buyer shall deposit Fifty Million Dollars ($50,000,000) (as such amount may be increased pursuant to Section 6.14, the “Pre-Closing Deposit”) with Citibank, N.A. (the “Deposit Escrow Agent”) to be held and distributed pursuant to the Deposit Escrow Agreement to be entered into among Buyer, Parent and the Deposit Escrow Agent, in substantially the form attached hereto as Exhibit B (the “Deposit Escrow Agreement”), as an earnest money deposit under this Agreement. This sum shall be invested in an interest-bearing account and reinvested as provided in the Deposit Escrow Agreement. At the Closing, the Pre-Closing Deposit and any income thereon shall be disbursed to the Member as a part of the Closing Date Purchase Price. If the Closing is not consummated and this Agreement is terminated pursuant to Article IX, then the Pre-Closing Deposit (together with any income thereon) shall be disbursed in accordance with Section 6.14, Section 9.2 or Section 9.3, as applicable, and the Deposit Escrow Agreement.

Section 1.2.    Joinder of the Member and the Company.  Parent agrees that, conditioned upon and promptly following the consummation of the Merger, Parent will cause the Member and the Company to execute and deliver to Buyer the joinder signature pages attached to this Agreement (each, a “Joinder”) to become parties to this Agreement. For the avoidance of doubt, the Member and the Company shall not be parties to this Agreement, or be under an obligation to sell the Membership Interests to Buyer, until and unless the Joinders are executed and delivered to Buyer. In furtherance of the foregoing and for purposes of clarity, until the execution and delivery of the Joinders by the Company and the Member, neither the Company nor the Member nor any of their respective Affiliates are parties to this Agreement or are making any representation or warranty or under any obligation pursuant to this Agreement.

Section 1.3.    Purchase and Sale.  Upon the Member and the Company executing Joinders after the Merger pursuant to Section 1.2 and delivering them to Buyer to become parties to this Agreement:

(a)      On the terms and subject to the conditions set forth in this Agreement, the Member shall sell, assign, transfer and deliver the Membership Interests to Buyer free and clear of all Liens (other than restrictions to which Buyer may be subject under applicable securities Laws and Gaming Laws), and Buyer shall accept and purchase the Membership Interests from the Member for an aggregate purchase price equal to the Purchase Price.

(b)      As payment for the Membership Interests, Buyer shall at the Closing (i) pay and deliver to the Member an amount equal to the Closing Date Purchase Price (minus the Pre-Closing Deposit and any income thereon and the Deferred Amount) by wire transfer of immediately available funds in accordance with instructions provided by the Member no later than two (2) Business Days prior to the Closing Date, and (ii) deliver to the Member the Deferred Amount Note, made and duly executed by the Company.

Section 1.4.    Closing.    On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place: (a) at the offices of Irell & Manella LLP, located at 1800 Avenue of the Stars, Suite 900, Los Angeles, CA 90067, at 10:00 a.m., local time, on the fifth (5th) Business Day after the conditions to the Closing set forth in this Agreement (other than those conditions that by their terms require the delivery of any documents and funds at the Closing) are satisfied or waived; or (b) at such other time, on such other date and at such other place as may be mutually agreed upon by Buyer and Parent. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 1.5.    Deliveries at the Closing.    Conditioned upon the Member and the Company executing Joinders and delivering them to Buyer to become parties to this Agreement, in addition to the other requirements set forth herein, at the Closing:

(a)      Parent and the Member shall cause each of the following to be delivered to Buyer:

(i)      a certificate representing the Membership Interests, issued in the name of or endorsed to Buyer, if the Membership Interests are certificated, and an assignment and assumption of Membership Interests in form reasonably acceptable to counsel to the parties (the “Assignment and Assumption of Membership Interests”) executed by the Member conveying the Membership Interests to Buyer pursuant to the terms of this Agreement, and any other documents that are necessary to transfer to Buyer good, valid and marketable title to all the Membership Interests free and clear of all Liens;

(ii)     instruments evidencing the resignation of the directors and officers of the Company specified on Schedule 1.5(a)(ii);

(iii)    the certificate called for by Section 7.1(b), duly executed by an executive officer or manager of the Member;

(iv)     a certificate duly executed by the Secretary of the Company certifying as to: (A) the full force and effect of resolutions of its governing body and the Member (in its capacity as such) attached thereto as exhibits evidencing the authority of the Company to consummate the transactions contemplated by the Transaction Documents to which it is a party; and (B) the full force and effect of the articles of organization and operating agreement of the Company attached thereto as exhibits and the absence of any other agreements relating to the governance of the Company;

(v)      a certificate duly executed by the Secretary of the Member certifying as to: (A) the full force and effect of resolutions of its board of directors (or other governing body) and, if required under the limited liability company agreement of the Member, its members attached thereto as exhibits evidencing the authority of the Member to consummate the transactions contemplated by the Transaction Documents to which it is a party; and (B) the full force and effect of the articles of organization and operating agreement of the Member attached thereto as exhibits;

(vi)     certificates from appropriate government officials (each dated as of a recent date) certifying as to the good standing of the Company in Louisiana;

(vii)    certificates from appropriate government officials (each dated as of a recent date) certifying as to the good standing of the Member in Louisiana;

(viii)   a certificate that the Member is not a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder, duly executed by the Member;

(ix)     all books and records of the Company whether in physical or electronic form, including the Company’s minute books, if any, records relating to formation, and information of the Company held by the Member or its Affiliates (other than the Company); provided the Member and its Affiliates shall use their reasonable best efforts to transmit to Buyer or the Company on the Closing Date any Company data files run on the Timberline and Buzzsaw construction management software;

(x)      the Shared Space Agreements (in each case executed by a subsidiary of Parent);

(xi)     the lien waivers described in Section 6.17;

(xii)    all of the Release Confirmations described in Section 6.15; and

(xiii)   all other instruments and documents reasonably requested by Buyer (not to include title insurance with respect to the Leased Real Property) or otherwise required to be delivered by Parent, the Member or an Affiliate thereof under the terms of this Agreement.

(b)      Buyer shall cause the Closing Date Purchase Price (minus the Pre-Closing Deposit and all income thereon but including the Deferred Amount Note) to be delivered as contemplated by Section 1.3(b) and shall cause each of the following to be delivered to Parent and the Member:

(i)      the Assignment and Assumption of Membership Interests executed by Buyer, pursuant to which Buyer shall accept assignment of the Membership Interests and assume the obligations of the Member as sole member of the Company;

(i)      the certificate called for by Section 8.1, duly executed by Buyer;

(ii)     a certificate duly executed by the Secretary or an Assistant Secretary of Buyer certifying as to: (A) the full force and effect of resolutions of its board of directors attached thereto as exhibits evidencing the authority of Buyer to consummate the transactions contemplated by the Transaction Documents to which it is a party; and (B) the full force and effect of the articles of incorporation and bylaws of Buyer attached thereto as exhibits;

(iii)    the Shared Space Agreements (in each case executed by Buyer or a subsidiary of Buyer);

(iv)     the approval of the LGCB for Buyer’s assignment and assumption of Membership Interests and any related approvals from Government Authorities, including approval of Buyer and the transactions contemplated by this Agreement by the FTC;

(v)      the Buyer Guaranty, duly executed by Buyer; and

(vi)     all other instruments and documents reasonably requested by Parent and the Member or otherwise required to be delivered by Buyer under the terms of this Agreement.

(c)      Parent and Buyer shall each execute and deliver to the Deposit Escrow Agent a joint notice directing the Deposit Escrow Agent to pay the Pre-Closing Deposit (and all income thereon) to the Member as part of the Closing Date Purchase Price.

(d)      Parent shall cause each of the following to be delivered to Buyer:

(i)      the certificate called for by Section 7.1(a), duly executed by Parent;

(ii)     a certificate duly executed by the Secretary or an Assistant Secretary of Parent certifying as to: (A) the full force and effect of resolutions of its board of directors attached thereto as exhibits evidencing the authority of Parent to consummate the transactions contemplated by the Transaction Documents to which it is a party; and (B) the full force and effect of the certificate of incorporation and bylaws of Parent attached thereto as exhibits; and

(vii)    all other instruments and documents reasonably requested by Buyer (not to include title insurance with respect to the Leased Real Property) or otherwise required to be delivered by Parent under the terms of this Agreement.

Section 1.6.    Withholding Taxes.  Buyer shall be entitled to deduct and withhold any Taxes required to be withheld by applicable Law from any payments due to the Member at any time pursuant to this Article I; and such amounts shall be paid over to the appropriate Tax Authority and treated for all purposes of this Agreement as having been paid to the Member.

Section 1.7.    Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, the sale of the Membership Interests shall not include the Excluded Assets, and prior to the Closing, Parent and its Affiliates shall be entitled to retain or remove from the Company or the Casino (or cause the Company to assign to the Member (or its designee)), in each case, without reduction in the Purchase Price or other remuneration therefor, any and all of the Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Parent and the Member and their respective Affiliates may retain and use, at their own expense, archival copies of all of the Contracts, books, records and other documents or materials of the Company, in each case, which (a) are used in connection with the Member or any of its Affiliates’ businesses other than the Casino and the Shared Space (except to the extent prohibited by the FTC Documents), or (b) if Parent, in good faith, determines that Member or any of its Affiliates is reasonably likely to need access to, in connection with the preparation or filing of any Tax Returns or compliance with any other Tax reporting obligations or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) or prosecution of any suit, claim, action, proceeding or investigation (including any Tax audit or examination) against or by Member, the Company or any of Member’s Affiliates that relate to periods on or prior to the Closing Date. Buyer understands and agrees that it is solely Buyer’s responsibility to obtain any and all operating agreements necessary to conduct the Company’s business from and after the

Closing Date, including software license agreements for any software used prior to Closing by the Member or its Affiliates (other than the Company) for the benefit of the Company for which consents to assignment to the Company are not obtained by Closing. Buyer understands and agrees that, as of the date of this Agreement, certain software licensed by the Member or its Affiliates (other than the Company), including the Timberline and Buzzsaw construction management software, is used for the benefit of the Company but the Company does not currently own or have any right to use any computer software; provided, however, Parent will use its commercially reasonably efforts to obtain the consent of the licensors of Timberline and Buzzsaw software to the assignment of such software to the Company at the Closing (and to the extent such consents are obtained, the costs of such software shall be included in Member Costs). Subject to the terms hereof, Buyer shall also be responsible for obtaining new Permits for the operation of the Company’s business from and after the Closing to the extent such Permits of the Company are not transferable with transfer of the Membership Interests.

Section 1.8.    Closing Date Purchase Price and Post-Closing Adjustment.  This Section 1.8 shall become effective upon the Member and the Company executing Joinders and delivering them to Buyer to become parties to this Agreement.

(a)      Delivery of Estimated Closing Statement.

(i)      At least three (3) Business Days prior to the Closing, the Member and the Company will, in good faith and in accordance with the terms of this Section 1.8, cause to be prepared and delivered to Buyer a statement (the “Estimated Closing Statement”), which Estimated Closing Statement shall include reasonably detailed estimates and supporting work papers of Member Costs and Member Capital Contributions as of immediately prior to the Closing and a calculation of the Purchase Price (the “Closing Date Purchase Price”) based on such estimates;

(ii)     If Buyer reasonably and in good faith disputes the Estimated Closing Statement, the estimates of Member Costs or Member Capital Contributions contained therein, or the calculation of the Closing Date Purchase Price, Buyer may withhold up to Ten Million Dollars ($10,000,000.00) of cash from the Closing Date Purchase Price and deposit the withheld amount with the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement, which amount shall be disbursed upon determination of the Final Purchase Price in accordance with the terms of the Agreement; provided that the Closing will take place in accordance with the terms hereof, and the payment of any such disputed amount shall be resolved in accordance with Section 1.8(c) and (d);

(iii)    In addition, Buyer may also withhold up to the amount of the Estimated Rejected Change Costs Amount, if any, pursuant to Section 6.14(b) and deposit the withheld amount with the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement, which amount shall be disbursed upon determination of the final amount of the Rejected Change Costs in accordance with the terms of the Agreement; provided that the Closing will take place in accordance with the terms hereof, and the payment of any such disputed amount of Rejected Change Costs shall be resolved in accordance with Section 6.14(b)(ii); and

(iv)     In addition, Buyer shall withhold from the cash portion of the Closing Date Purchase Price the amount of Ten Million Dollars ($10,000,000) (the “Deferred Amount”), which amount shall instead be paid in the form of the Deferred Amount Note in accordance with Section 1.9;

provided, however, that in no event shall the aggregate amount so withheld under clauses (ii), (iii) and (iv) above plus the LGCB Escrow Amount (if included in the calculation of the Purchase Price) equal or exceed twenty-five (25%) of the Closing Date Purchase Price. In the event that the aggregate amount so withheld under clauses (ii), (iii) and (iv) above plus the LGCB Escrow Amount (if included in the calculation of the Purchase Price) would equal or exceed such 25% threshold, then the aggregate amount withheld under clauses (ii) and (iii) above shall be reduced by the smallest amount necessary in order for the aggregate amount withheld under clauses (ii), (iii) and (iv) above plus the LGCB Escrow Amount (if included in the calculation of the Purchase Price) to be less than such 25% threshold, and order of reduction shall be first the amounts withheld under clause (iii), and then the amounts withheld under clause (ii). Failure of Buyer to withhold any amounts under this Section 1.8(a) shall not prejudice Buyer’s right to contest the determination of the Final Purchase Price pursuant to the terms of this Agreement.

(b)      Delivery of Final Closing Statement.  Within ninety (90) days following the Closing, the Member will, in good faith and in accordance with the terms of this Section 1.8, prepare and deliver to Buyer a statement (the “Final Closing Statement”), setting forth its good faith calculation of actual Member Costs and Member Capital Contributions through Closing, and the Purchase Price based thereon (the “Adjusted Purchase Price”), determined under the same principles as those of Section 1.8(a).

(c)      Review of Final Closing Statement; Objection.  Buyer shall have sixty (60) days from the date of receipt of the Final Closing Statement to review the computations of Member Costs, Member Capital Contributions and the Adjusted Purchase Price reflected on the Final Closing Statement. In connection with the review of the Final Closing Statement, the Member will make available to Buyer and its auditors or other advisors (if any) all records and work papers relating to the Member and the calculation of Member Costs, Member Capital Contributions and Adjusted Purchase Price that Buyer and its auditors or other advisors (if any) reasonably request in reviewing the Final Closing Statement. In the event that Buyer reasonably and in good faith disagrees with the Final Closing Statement and/or the amount of Member Costs, Member Capital Contributions or the Adjusted Purchase Price as calculated, Buyer shall deliver written notice of such disagreement to Parent, which notice shall include Buyer’s reasonably detailed explanation of the basis of the disagreement and a reasonably detailed calculation of Member Costs, Member Capital Contributions and the Adjusted Purchase Price (an “Objection Notice”). If Buyer has delivered an Objection Notice to Parent, Parent on the one hand and Buyer on the other hand will endeavor to resolve any disagreements noted in the Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final resolution within thirty (30) days after Parent has received the Objection Notice, the matter will be submitted to a nationally recognized independent accounting firm (or other independent accounting firm) experienced in the matters at issue as agreed upon by the parties in writing (the “Accounting Referee

”) to resolve any remaining disagreements. Parent, on the one hand, and Buyer, on the other hand, will direct the Accounting Referee to use its commercially reasonable best efforts to render a determination within thirty (30) days of submitting the matters to it for resolution and Parent and Buyer and their respective agents will cooperate with the Accounting Referee during its resolution of any disagreements included in the Objection Notice. The Accounting Referee will consider only those items and amounts set forth in the Objection Notice that Parent on the one hand and Buyer on the other hand are unable to resolve. In resolving any disputed item, the Accounting Referee may not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party. The fees and expenses of the Accounting Referee, and the cost of any dispute resolution proceeding (including the fees of the Accounting Referee and reasonable attorney fees and expenses of the parties) incurred pursuant to this Section 1.8(c), shall be paid by Parent and Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Referee, which proportionate allocation shall be determined by the Accounting Referee. The determination of the Accounting Referee as to any disputed matters shall be set forth in a written statement delivered to Parent and Buyer and shall be final, conclusive and binding on the parties. If the parties cannot mutually agree on an Accounting Referee, any remaining disagreements shall be resolved by a court of competent jurisdiction in accordance with Section 11.10 below.

(d)      Final and Binding Determination.

(i)      The Adjusted Purchase Price as agreed to by Parent and Buyer or as determined by the Accounting Referee, as applicable, shall be conclusive and binding on all of the parties hereto and such Adjusted Purchase Price shall be deemed the “Final Purchase Price” for all purposes herein.

(ii)     The “Purchase Price Adjustment” shall equal the amount by which the Final Purchase Price is more or less than the Closing Date Purchase Price.

(iii)    If the Final Purchase Price is greater than the Closing Date Purchase Price, Buyer shall, within ten (10) Business Days after the determination of the Final Purchase Price, pay the Member the Purchase Price Adjustment and direct the Deposit Escrow Agent to pay to the Member any cash withheld pursuant to Section 1.8(a)(ii).

(iv)     If the Final Purchase Price is less than the Closing Date Purchase Price and

(A)     no portion of the Closing Date Purchase Price was withheld pursuant to Section 1.8(a)(ii), the Member and Parent, jointly and severally, shall pay to Buyer the Purchase Price Adjustment within ten (10) Business Days after the determination of the Final Purchase Price.

(B)     any of the Closing Date Purchase Price was withheld pursuant to Section 1.8(a)(ii) and the Purchase Price Adjustment is greater than such amount withheld, the Member and Parent, jointly and severally, shall pay

Buyer such excess amount over the amount withheld within ten (10) Business Days after the determination of the Final Purchase Price and direct the Deposit Escrow Agent to pay to Buyer any cash withheld pursuant to Section 1.8(a)(ii).

(C)     any of the Closing Date Purchase Price was withheld pursuant to Section 1.8(a)(ii) and such amount withheld is greater than the Purchase Price Adjustment, Buyer shall direct the Deposit Escrow Agent to pay the Purchase Price Adjustment to Member from the cash withheld pursuant to Section 1.8(a)(ii) within ten (10) Business Days after the determination of the Final Purchase Price and shall direct the Deposit Escrow Agent to pay to Buyer any remaining cash withheld pursuant to Section 1.8(a)(ii).

Any payment made pursuant to this Section 1.8(d)(iii) or (iv) shall be made by wire transfer in immediately available funds to an account of the recipient specified in writing by the recipient to the payor.

For purposes of clarity, any remaining dispute regarding the Rejected Change shall be resolved in accordance with Section 6.14(b)(ii) and payment of the finally resolved amount shall be made in accordance with such provisions.

Section 1.9.    Payment of Deferred Amount.  At Closing, Buyer shall deliver to the Member, in payment of the portion of the Purchase Price represented by the Deferred Amount, a promissory note made and duly executed by the Company in the principal amount of Ten Million Dollars ($10,000,000.00) (the “Deferred Amount Note”), which note shall be in the form of Exhibit D-1 attached hereto and guaranteed by Buyer pursuant to a Guaranty in the form of Exhibit D-2 attached hereto(the “Buyer Guaranty”).

Section 1.10.  Allocation of Purchase Price.  No more than thirty (30) days after the final determination in Section 1.8(c), Buyer shall prepare and deliver to Parent a written statement setting forth the allocation of the purchase price (as determined for federal income tax purposes, taking into account any imputed interest) to the assets (and any other assets that are considered to be acquired for federal income tax purposes) held by the Company (other than the Excluded Assets) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”). Buyer and Parent shall endeavor in good faith to agree on the Purchase Price Allocation. If Buyer and Parent have not agreed on the Purchase Price Allocation within sixty (60) days following the final determination in Section 1.8(c), then any disputed matter(s) will be finally and conclusively resolved by the Accounting Referee or otherwise in accordance with the provisions and procedures of Section 1.8(c), as promptly as practicable, and such resolution(s) will be reflected on the Purchase Price Allocation. Each party agrees to (i) be bound by such allocation, (ii) act in accordance with such allocation in the preparation of financial statements and filing of all Tax Returns (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the Closing Date) and (iii) take no position inconsistent with such allocation for all Tax purposes. In the event that any Tax authority disputes such allocation, the relevant party shall promptly notify the other Parties of the nature of such dispute.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

REGARDING PARENT

Parent represents and warrants, as of the date hereof and as of the Closing Date, as follows, except as disclosed in the Schedules to this Article II:

Section 2.1.    Organization and Good Standing.

(a)      Parent a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 2.2.    Authority, Approvals, Enforceability and Consents.

(a)      Parent has the corporate power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by Parent and to perform its obligations hereunder and thereunder.

(b)      The execution, delivery and performance by Parent of this Agreement and the other Transaction Documents to be executed and delivered by Parent and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by Parent and the transactions contemplated hereby and thereby.

(c)      This Agreement has been and the other Transaction Documents to be executed and delivered by Parent at the Closing will, at the Closing, have been duly executed and delivered by Parent, and, assuming the due execution and delivery thereof by the other parties, constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of Parent enforceable against Parent in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(d)      The execution, delivery and performance by Parent of this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation by Parent of the transactions contemplated hereby and thereby do not and will not:

(i)      contravene any provisions of the certificate of incorporation or bylaws of Parent;

(ii)     after notice or lapse of time or both, violate, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which Parent is a party or by which any of its properties or assets are bound or otherwise subject or require any consent or waiver of any party to any such Contract, except as set forth on Schedule

2.2(d)(ii) and except for such matters that, individually or in the aggregate, do not have, and would not be reasonably likely to have, a material adverse effect with respect to Parent and its subsidiaries taken as a whole;

(iii)    violate or conflict with any Law applicable to Parent or its business or its properties, except as do not have and would not be reasonably likely to have, individually or in the aggregate, a material adverse effect with respect to Parent and its subsidiaries taken as a whole;

(iv)     result in the creation or imposition of any Lien on any of the Membership Interests; or

(v)      require any authorization, consent, order, license, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority, except (i) the approval of the District to certain of the Shared Space Agreements, (ii) the approval of the FTC, (iii) any approvals, licenses or filing of notices required under the Gaming Laws by the LGCB (including pursuant to the Statement of Conditions), and (iv) where a failure to obtain or make such authorization, consent, order, license, permit, approval, notice, filing, registration or qualification, individually or in the aggregate, does not have, and would not be reasonably likely to have, a material adverse effect with respect to Parent and its subsidiaries taken as a whole.

Section 2.3.    Legal Matters.  Except with respect to the Administrative Complaint, there has been no written notice of any Claim pending against, or, to the Knowledge of Parent, threatened against or affecting, Parent or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority that could adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which Parent is a party.

Section 2.4.    Brokers.    Except for Goldman Sachs, neither Parent nor any of its Affiliates (including the Member and the Company after consummation of the Merger), nor any of their respective directors, officers or employees, has employed any broker or finder, or incurred or will incur an obligation of the Company to pay any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 2.5.    Access Servitude Agreement.  The “New E/W Road” (as defined in that certain Access Servitude Agreement between the District, PNK (Lake Charles), L.L.C., Creative Casinos, LLC and the Company, dated to be effective on October 1, 2011 and filed in the records of the Clerk of Court of Calcasieu Parish, Louisiana under Clerk’s File No. 3026903 and in Book 3758, Page 427, as amended by an Act of Correction dated January 23, 2012 and filed in the records of the Clerk of Court of Calcasieu Parish, Louisiana under Clerk’s File No. 3042170 and in Book 3783, Page 107 (as amended, the “Access Servitude Agreement”)) includes the real property and improvements described as the “Access Servitude Agreement” in Recital B of the Access Servitude Agreement.

Section 2.6.    No Breach of Settlement Agreement.  To the Knowledge of the Parent, the Company is not, and, no other party to the Settlement Agreement is, in breach of, or default under, the Settlement Agreement or any of the Final Documents (as such term is defined in the Settlement Agreement) and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, the Settlement Agreement or any of the Final Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANY

Effective upon the Member and the Company executing Joinders and delivering them to Buyer to become parties to this Agreement, the Member and the Company hereby jointly and severally represent and warrant, as of the date hereof and as of the Closing Date, as follows (it being understood and agreed that the Company shall only be liable for the breach of any representations and warranties in this Article III if the Closing is not consummated), except as disclosed in the Schedules to this Article III (which are being delivered by Parent as of the date hereof):

Section 3.1.    Organization and Good Standing.

(a)      The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana and has the requisite limited liability company power and authority to own, lease and operate the properties used in its business and to carry on its business as currently conducted . The Company is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where qualification as a foreign limited liability company is required, except for such failures to be qualified and in good standing that, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect. Prior to the Joinder Date (as defined in Section 6.1 below), the Member has delivered to Buyer complete and correct copies of the articles of organization and operating agreement of the Company, each as presently in effect.

Section 3.2.    Capitalization.

(a)      As of the Closing, the Membership Interests shall constitute all the issued and outstanding shares of the Company’s limited liability company interests. The Membership Interests have been duly and validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any preemptive right or of any federal or state securities Law. There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any limited liability company interests of the Company or any securities convertible into, or other rights to acquire, any limited liability company interests of the Company (except as may be required by applicable Gaming Laws), (ii) obligates the Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such limited liability company interests, securities or rights (other than the Company’s operating agreement). The Company has not created any “phantom stock,” stock appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any class or series of limited liability company interests of the Company. The Company does not have outstanding debt or debt instruments providing for voting rights. No equity holders of the Company or any other Person is entitled to dividends or other distributions or any preemptive or similar rights to subscribe for limited liability company interests of the Company, except any such rights attaching through the Member’s operating agreement which shall be waived prior to the Closing. The Company has not granted to any Person the right to demand or request that the Company effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by the Company.

(b)      To the Member’s Knowledge, the Company does not have any Subsidiaries or investments in, or joint venture agreements with, any other Person.

Section 3.3.    Authority, Approvals, Enforceability and Consents.

(a)      The Company has the limited liability power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by it and to perform its obligations hereunder and thereunder.

(b)      At the Joinder Date, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation by the Company of the transactions contemplated hereby and thereby will have been duly authorized and approved by the Board of Directors or other governing body of the Company and no other limited liability company proceedings on the part of the Company or its members will be necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby.

(c)      At the Joinder Date, this Agreement will have been, and the other Transaction Documents to be executed and delivered by the Company at the Closing will, at the Closing, have been, duly executed and delivered by the Company and will constitute (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(d)      The execution, delivery and performance by the Company and the Member of this Agreement and the other Transaction Documents to be executed and delivered by the Company and the Member and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)      contravene any provision of the articles of organization or operating agreement of the Company;

(ii)     to the Member’s Knowledge, after notice or lapse of time or both, violate, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any material Contract to which the Company is a party or by which any of its properties or assets are bound or otherwise subject or, except as set forth on Schedule 3.3(d), require any consent or waiver of any party to any such Contract, except for such matters that, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect;

(iii)     to the Member’s Knowledge, result in the creation or imposition of any Lien upon, or any Person obtaining any right to acquire or other interest in, any properties, assets or rights of the Company, except for such matters that, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect;;

(iv)     violate or conflict with any Law applicable to the Company or its respective businesses or properties, except for such matters that, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect; or

(v)      require any authorization, consent, order, license, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority, except (i) the approval of the District to certain of the Shared Space Agreements, (ii) the approval of the FTC, (iii) any approvals, licenses or filing of notices required under the Gaming Laws by the LGCB (including pursuant to the Statement of Conditions), and (iv) where a failure to obtain or make such authorization, consent, order, license, permit, approval, notice, filing, registration or qualification, individually or in the aggregate, does not have, and would not be reasonably likely to have, a Material Adverse Effect.

Section 3.4.    Financial Statements.  To the Member’s Knowledge:

(a)      Set forth on Schedule 3.4(a) are true and complete copies of (i) the unaudited balance sheet of the Company as of December 31, 2012, and the related unaudited statement of operations for the period July 16, 2012 to December 31, 2012 (the “2012 Financial Statements”) (the “2012 Financial Statements”), and (ii) the Company’s unaudited balance sheet as of June 30, 2013 (the “Company Balance Sheet”). The 2012 Financial Statements and the Company Balance Sheet were prepared in accordance with the books and records of the Member and the Company and fairly present in all material respects the financial position, and in the case of the 2012 Financial Statements, results of operations, of the Company as of the dates and for the periods indicated, in accordance with GAAP (except for the absence of footnotes) consistently applied during such periods. Notwithstanding the foregoing, Buyer acknowledges that the 2012 Financial Statements were prepared by the Company for inclusion in Ameristar’s audited consolidated financial statements and the Company Balance Sheet was prepared for submission to the LGCB for a different purpose and reflects allocation of some but not necessarily all costs incurred by Affiliates of the Company for its benefit, and that no representation or warranty is made to Buyer regarding the ability of Buyer to operate the Company at a given level of liabilities, capital and/or expense.

(b)      Set forth on Schedule 3.4(b) is a true and complete copy of the Company’s itemized expenditure report (i) from project inception (for purposes thereof, project inception refers to the commencement of Ameristar’s involvement in the project) through June 30, 2013, and (ii) from June 1, 2013 through June 30, 2013, as provided to the LGCB pursuant to the Statement of Conditions (collectively, the “Expenditure Reports”). The Expenditure Reports are in accordance with the books and records of the Member and the Company and are true and correct in all material respects.

Section 3.5.    Absence of Undisclosed Liabilities.  To the Knowledge of Member, the Company does not have any obligation, liability or commitment of any nature whatsoever (whether direct or indirect, fixed or contingent, due or to become due, accrued or otherwise, and whether or not determined or determinable), and to the Knowledge of Member there is no existing condition, situation or set of circumstances which is reasonably expected to result in such an obligation, liability or commitment, except for (a) obligations, liabilities and commitments reflected or reserved against in the Company’ Balance Sheet as of June 30, 2013 (the “Balance Sheet Date”), and (b) liabilities incurred by the Company in the Ordinary Course after the Balance Sheet Date that, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect, including without limitation obligations, liabilities and commitments arising from actions taken after the date of this Agreement (but in accordance with the terms of this Agreement) related to the development and construction of the Casino and the Shared Space.

Section 3.6.    Absence of Certain Changes.  Since the Balance Sheet Date and through the date of this Agreement, to the Knowledge of Member:

(a)      there has been no:

(i)      development, change, event or occurrence that, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect, other than as contemplated by this Agreement in connection with the consummation of the transactions contemplated hereby or as otherwise requested or consented to by Buyer; or

(ii)     physical damage, destruction or loss in an amount exceeding $3,000,000 affecting the assets of the Company that is not covered by insurance or has not been remedied within thirty (30) days.

(b)      except as set forth on Schedule 3.6(b), the Company has not, directly or indirectly:

(i)      amended or otherwise changed its articles of organization or operating agreement;

(ii)     (A) issued, granted or sold any membership interests or any other equity security, (B) issued, granted or sold any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any membership interests or any other equity security, (C) entered into any agreement, commitment or understanding calling for any transaction referred to in clause (A) or (B) of this paragraph (ii), or (D) made any other changes in its equity capital structure (other than capital contributions by Member);

(iii)     declared, set aside or paid any dividend or other distribution (whether in cash, membership interests, property or any combination thereof) in respect of any membership interests or any other equity security, or purchased, redeemed or otherwise acquired, any membership interests or any other equity security;

(iv)     other than in accordance with the aggregate amount of the Budget, made any capital expenditures or appropriations or commitments with respect thereto;

(v)      except to the extent that the Company has guaranteed indebtedness of Ameristar or Parent or their respective Subsidiaries or incurred indebtedness under the Company’s intercompany loan agreement with Ameristar, created, incurred or assumed any indebtedness for money borrowed or obligations in respect of capital leases ;

(vi)     except to the extent that the Company has guaranteed indebtedness of Ameristar or Parent or their respective Subsidiaries, assumed, endorsed, guaranteed or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for money borrowed or any other obligation of any other Person;

(vii)    other than in accordance with the aggregate amount of the Budget, entered into any transaction or series of related transactions, whether or not in the Ordinary Course, involving total payments to (other than in connection with the sale, transfer or disposition of assets) or by it of, or involving the acquisition by it of property, assets or rights having a value of, more than $100,000 in the aggregate;

(viii)   materially changed its accounting methods, principles or practices, except as required by GAAP;

(ix)     waived any right or entered into any one or more transactions that, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect;

(x)      mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets;

(xi)     sold, transferred or disposed of any of its assets (including, without limitation, any Intellectual Property) in an amount exceeding $1,000 individually or $5,000 in the aggregate;

(xii)    settled any Tax Audit or other proceeding, made or changed any Tax accounting or recording method or election or filed any amended Tax Return; or

(xiii)   authorized any of, or committed or agreed to take, whether in writing or otherwise, any of the foregoing actions.

Section 3.7.    Taxes.

(a)      To the Knowledge of the Member, the Company and the Member have timely filed (or have had filed on their behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects. To the Knowledge of the Member, the Company and the Member have paid, or have made adequate provision in the Company Balance Sheet in accordance with GAAP for the payment of, all material Taxes for all periods (including any portions thereof) ending through the date thereof. To the Knowledge of the Member, since the Balance Sheet Date, neither the Company nor the Member has incurred any liability for Taxes outside the Ordinary Course.

(b)      To the Knowledge of the Member, there are no Liens for Taxes upon any property or assets of the Company, except for Taxes not yet due, for which adequate reserves have been established in accordance with GAAP or which are being contested in good faith.

(c)      To the Knowledge of the Member, there are no Federal, state, local or foreign Tax Audits currently pending with regard to any Taxes or Tax Returns of the Company or the Member and no such Tax Audit is threatened. To the Knowledge of the Member, no claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company or the Member (with respect to the assets or activities of the Company) does not file Tax Returns that it is or maybe subject to taxation by that jurisdiction.

(d)      To the Knowledge of the Member, the Company is not a party to any agreement providing for the allocation, indemnification, or sharing of Taxes that shall remain in force after the Closing Date, and the Company shall not have any liability after the Closing Date for Taxes pursuant to any such agreement.

(e)      To the Knowledge of the Member, there are no existing elections with respect to Taxes that will affect the Company after the Closing Date, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Buyer prior to the date of this Agreement.

(f)      To the Knowledge of the Member, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has complied with all applicable information reporting requirements.

(g)      To the Knowledge of the Member, the Company is, and has been since its formation, an entity disregarded as separate from its owner for federal, state and local Tax purposes, and neither the Company nor any Person on behalf of, or with respect to, the Company has made or filed an election for the Company to be treated as an association taxable as a corporation. To the Knowledge of the Member, the Company is not liable for Taxes of any other Person, except as a member of a consolidated group.

Section 3.8.    Legal Matters. To the Knowledge of the Member:

(a)      Except with respect to the Administrative Complaint, there is no claim, action, arbitration, suit, litigation, investigation, inquiry, review, demand, request for information or proceeding (collectively, “Claims”) pending against or threatened against or affecting, the Company or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority and (ii) the Company is not operating under, or subject to, any judgment, decree, writ, injunction, ruling, award, stipulation, determination or order (collectively, “Judgments”) of any Government Authority, other than the Settlement Agreement and any such Claims and Judgments that, individually or in the aggregate, do not have and would not be reasonably likely to have, a Material Adverse Effect.

(b)      Except as set forth on Schedule 3.8(b), the business of the Company is being conducted in all material respects in compliance with all Laws applicable to the Company or any of its business or properties. Neither the Company nor any of its officers, key employees or Persons performing management functions similar to officers or partners has received any written claim, demand, notice, complaint, court order or administrative order from any Government Authority under, or relating to, any violation or possible violation of any Gaming Laws related to actions or inactions at the Property which did or would be reasonably likely to result in fines or penalties of $50,000 or more. There are no facts, which if known to the regulators under the Gaming Laws would be reasonably likely to result in the revocation, limitation or suspension of a material license, finding of suitability, registration, permit or approval related to the Casino under the Gaming Laws or to cause any Gaming Authority to take disciplinary action against the Company or any of its officers or directors. Parent has delivered, and will provide Buyer access to, copies of all material correspondence since at least April 20, 2012, between any Gaming Authority and Parent, the Member or the Company relating to the compliance by the Company and/or the Member with the rules and regulations of the Gaming Authorities and the terms of their respective Gaming Approvals.

(c)      Except as set forth on Schedule 3.8(c), the Company owns or holds all Permits necessary to the conduct of its business as presently conducted, except in each case as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company is in compliance with all Permits (including the Statement of Conditions) required by all applicable Laws (including any Gaming Laws), except in each case as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Member, except as set forth on Schedule 3.8(c), all Permits are transferable with the transfer of the Membership Interests, except as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(d)      Except as set forth on Schedule 3.8(c), no event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification, revocation, non-renewal or termination of any Permit held by the Company, except in each case as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(e)      Except for the Administrative Complaint, the Company has not received any written notice asserting any noncompliance in any material respect with any Law or Permit. There is no Law proposed or under consideration that, if effective, individually or in the aggregate, would have or would be reasonably likely to have, a Material Adverse Effect (except for various proposals made from time to time involving legalization of gaming in Texas). No governmental, administrative or judicial authority has indicated any intention to initiate any investigation, inquiry or review involving the Company or any of its respective properties or rights, except pursuant to the Administrative Complaint.

Section 3.9.    Real Property.

(a)      The Company does not own any Real Property.

(b)      Schedule 3.9(b) sets forth a list of all Real Property leased by the Company (the property underlying such leased Real Property is referred to herein as the “Leased Real Property”).

(c)      To the Knowledge of Parent, the Company has good and valid leasehold interests in the Leased Real Property, free and clear of any and all Liens, except for Permitted Liens, except in each case as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(d)      True and correct copies of the Ground Lease have been delivered or made available for review to Buyer. The Ground Lease is unmodified and in full force and effect, and there are no other agreements, written or oral, affecting the use and occupancy of the Leased Real Property under the Ground Lease other than the Settlement Agreement and the Shared Space Term Sheet. Neither the Company nor, to the Knowledge of the Member, any landlord or other party, is in material default under the Ground Lease, and, to the Knowledge of the Member, no defaults (whether or not subsequently cured) by the Company or any landlord or other party have been alleged thereunder. The Company has not given or received any written notice of default under the Ground Lease.

(e)      The Company has not received written notice that any condemnation, eminent domain or similar proceeding affecting all or any material portion of the Leased Real Property is pending or, to the Knowledge of the Member, threatened, which if determined adversely to the Company would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)      Except as set forth on Schedule 3.9(f), the Company has not received written notice of any action, proceeding or litigation pending relating to the Leased Real Property or the interests of the Company therein, which would have or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(g)      To the Knowledge of the Member, other than the Ground Lease and the Settlement Agreement and except as set forth on Schedule 3.9(g), there are no options to purchase, options to lease, rights of first refusal, Contracts, commitments, letters of intent or other obligations outstanding for the sale, exchange, Lien (other than Permitted Liens), lease, sublease or transfer of the Leased Real Property, or any portion thereof or interest therein.

(h)      To the Knowledge of the Member, there are no material Contracts with any Government Authority affecting the use, ownership, management or occupancy of the Leased Real Property, except (i) the Settlement Agreement, (ii) as listed in Schedule 3.9(h), and (iii) pursuant to the Gaming Approvals issued on or before the date hereof.

(i)      Except as set forth on Schedule 3.9(i), to the Knowledge of the Member, the Leased Real Property is not in violation of any applicable Laws and each certificate, permit or license required as of the date of this Agreement from any Government Authority having jurisdiction over the Leased Real Property has been obtained and is in full force and effect, and, to the Knowledge of the Member, there is no pending threat of modification or cancellation of any of same, except in each case as would not have or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Member, there is no violation of any federal, state or municipal law, ordinance, order, regulation or requirement adversely affecting the Leased Real Property issued by any Government Authority, except in each case as would not have or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(j)      To the Knowledge of the Member, except as set forth on Schedule 3.9(j), none of the Member, the Company or any of their respective Representatives have any outstanding claims (including, claims on account of breach of contract, negligence, breach of warranty, or indemnification) against any contractor, subcontractor, engineer, architect or other construction consultant with respect to construction work on the Leased Real Property, and, other than claims for payments consistent with the aggregate amount of the Budget (as such Budget may be modified for changes to the Casino requested by Buyer pursuant to Section 6.14 herein), to the Knowledge of the Member there are not any pending or threatened claims by or against any contractor, subcontractor, engineer, architect or other construction consultant or any facts which are reasonably likely to give rise to such claims by or against any contractor, subcontractor, engineer, architect or other construction consultant, except in each case as would not have or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(k)      To the Knowledge of the Member, all design, development and construction work and services performed prior to the date hereof with regard to the Casino has been performed in accordance with the aggregate amount of the Budget and materially in accordance with the schedule therefor and in a manner necessary to cause completion of the Casino in compliance with the terms of the Statement of Conditions.

Section 3.10.  Intellectual Property.

(a)      To the Knowledge of the Member, no Intellectual Property owned or used by the Company (the Intellectual Property owned or used by the Company is listed on Schedule 3.10 and is known as, the “Company IP”) infringes upon or misappropriates or violates the Intellectual Property rights or the confidential and proprietary information, including Trade Secrets, of any Third Party, except in each case as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Member, none of the Company IP has been the subject of a judicial finding or opinion, nor has the Company received any written notice or claim challenging the ownership, validity, registrability, enforceability, use or licensed right to use any Intellectual Property except in each case as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b)      To the Knowledge of the Member, the Company owns all right, title and interest in and to the Company IP, or has a valid license to use (if required), each other material item of Intellectual Property currently used by the Company in the business of the Company and is entitled to use any such Company IP or other material Intellectual Property used in the operation of the business of the Company as currently conducted, except in each case as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(c)      To the Knowledge of the Member, there are no claims asserted or threatened by the Company that a Third Party infringes, misappropriates or otherwise violates any of the Company IP, except in each case as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11.  Company Agreements.

(a)      To the Knowledge of the Member, Schedule 3.11(a) lists as of the date of this Agreement each Company Agreement (i) that provides for payments by or to the Company in excess of $20,000 or (ii) that contains a non-competition provision relating to the business of the Company (or, at any time after the consummation of the Closing, Buyer or any of its Affiliates) or any other Contract restricting the right of the Company (or, at any time after the consummation of the Closing, Buyer or any of its Affiliates) to conduct business at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas or lines of business, or that grants the other party or any third Person “most favored nation” status, except as specifically indicated in the Settlement Agreement.

(b)      Copies of all written Company Agreements referred to on Schedule 3.11(a) have been delivered or made available to Buyer prior to the date of this Agreement.

(c)      Except as set forth on Schedule 3.11(c), to the Knowledge of the Member, with such exceptions as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect:

(i)      all of the Company Agreements are in full force and effect and are valid and binding on and enforceable against the Company in accordance with their terms and on and against the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law);

(ii)     the Company is not, and, no other party to any Company Agreement is, in breach of, or default under, any Company Agreement and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any Company Agreement;

(iii)    the Company has not waived any right under any Company Agreement;

(iv)     there are no unresolved disputes under any Company Agreement; and

(v)      the Company has not given to or received from any other Person any written notice or other written communication regarding any actual, alleged, possible or potential violation or breach or, or default under, any Company Agreement.

(d)      To the Knowledge of the Member, the Company is not, and, no other party to the Settlement Agreement is, in breach of, or default under, the Settlement Agreement or any of the Final Documents (as such term is defined in the Settlement Agreement) and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, the Settlement Agreement or any of the Final Documents.

Section 3.12.  Labor Relations.  To the Knowledge of the Member, the Company does not have, and has never had, any employees, leased employees or independent contractors who could be properly characterized as employees under applicable Laws, and has no liability (whether contingent or otherwise) with respect to any current or former employees, leased employees or independent contractors who could be properly characterized as employees under applicable Laws, except in each case as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13.  Employee Benefit Plans.

(a)      To the Knowledge of the Member, the Company does not sponsor or maintain, contribute to or have an obligation to contribute to, or have any liability (contingent or otherwise) with respect to, any Benefit Plans, and the Company has never sponsored or maintained, contributed or had an obligation to contribute to any Benefit Plans.

(b)      To the Knowledge of the Member, no event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed to by any ERISA Affiliate which could subject the Company, Buyer or any of their respective employees, directly or indirectly (through an indemnification agreement or otherwise), to liability, including without limitation liability under Section 412, 4971 or 4980B of the Code or Title IV of ERISA, except in each case as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14. Transactions with Insiders.  To the Knowledge of the Member, other than any such Contracts that will be terminated prior to the Closing with no further payment obligations or liability of the Company, there are no Contracts between the Company, on the one hand, and one or more Insiders, on the other hand, and there are no transactions (including any payments) between the Company, on the one hand, and any Insider, on the other hand (“Insider Transactions”), other than compensation paid in the Ordinary Course.

Section 3.15.  Environmental Matters.  Schedule 3.15 lists all material environmental reports regarding the Leased Real Property that, to the Knowledge of Member, are in the Company’s possession. Further, except as described in the environmental report listed on Schedule 3.15 or except as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect:

(i)      (A) to the Knowledge of the Member, the Company has complied with and is currently in compliance with the provisions of all applicable Environmental Laws; and (B) to the Knowledge of the Member the Leased Real Property is in compliance with the provisions of all applicable Environmental Laws;

(ii)     to the Knowledge of the Member, there are no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes located, contained, used or stored at or on the Leased Real Property. To the Knowledge of the Member, no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes were previously located, contained, used or stored at or on the Leased Real Property;

(iii)    to the Knowledge of the Member, there has been no written notice, order, directive, claim or demand from any Government Authority with respect to: (A) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any chemical, Hazardous Materials, waste containing any chemical or Hazardous Material at the Leased Real Property, or asbestos; or (B) any actual or potential violation or failure to comply with any Environmental Law with respect to the Leased Real Property;

(iv)     to the Knowledge of the Member, there has been no negotiations, agreements or undertakings with any Person relating to any Remedial Action with respect to the Leased Real Property, except for arrangements for wetlands mitigation disclosed to Buyer in writing in connection with the design and development of the Casino;

(v)      to the Knowledge of the Member, there are no acts or omissions by the Company that give rise to, or are reasonably likely to give rise to, Losses under Environmental Laws. To the Knowledge of the Member, there are no facts, events or conditions with respect to the past or present operation of the Leased Real Property that interfere or prevent continued compliance with, or that give rise to any action, suit, claim or proceeding under, or that are reasonably likely to interfere with or prevent continued compliance with, or that are reasonably likely give rise to any action, suit, claim or proceeding under, Environmental Laws; and

(vi)     To the Knowledge of the Member, the Leased Real Property is not subject to any Lien securing the costs of any Remedial Action arising under Environmental Laws.

The representations and warranties in this Section 3.15 constitute the sole representations and warranties concerning environmental matters in this Agreement.

Section 3.16.  Bank Accounts, Authorized Signatories.  Schedule 3.16 sets forth the name of each bank in which the Company has an account or safe deposit box or standby letter of credit or escrow account, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto. Schedule 3.16 also sets forth the names and titles of all authorized signatories of the Company for each such account and safe deposit box.

Section 3.17.  Title to Assets. To the Knowledge of the Member, except as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect, the Company has good and marketable title to or valid leasehold or license interests in all of the assets and properties that it purports to own, lease or license (including those assets reflected on the Financial Statements), free and clear of any and all Liens, except Permitted Liens and except for limitations imposed on the use or alteration of the architectural plans for the Casino by intellectual property laws. Schedule 3.17 sets forth a list of all assets or Contracts which relate to the Leased Real Property or the Casino which are owned by the Member or an Affiliate of the Member (including Ameristar and Parent) other than the Company (the “Affiliate Assets”). The Member shall use its commercially reasonable efforts to cause the Affiliate Assets (other than those listed on Schedule 6.9) to be transferred to the Company prior to the Closing. To the Knowledge of the Member, the assets and properties owned, leased or licensed by the Company and the Affiliate Assets together constitute all of the material assets and properties which are owned, used or held for use by the Company or its Affiliates with respect to the Leased Real Property or the Casino; it being understood by Buyer that the Excluded Assets will be transferred from the Company to the Member prior to the Closing. To the Knowledge of the Member, no Insider has any right in or to any of the assets and properties which are owned, used or held for use by the Company or its Affiliates with respect to the Leased Real Property or the Casino.

Section 3.18.  Brokers. Except as set forth in Section 2.4, neither the Company nor any of its Affiliates (including the Member), nor any of their respective directors, officers or employees, has employed any broker or finder, or incurred or will incur an obligation of the Company to pay any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 3.19.  No Other Representations. Except for the representations and warranties made by the Member and the Company that are contained in this Article III and applicable Schedules hereto, none of Parent, nor Member nor the Company, nor any other person or entity acting on behalf of Parent, the Member or the Company, nor any of their Affiliates, makes any representations or warranty, express or implied regarding the Company, and Parent, the Member and the Company hereby disclaim any other representations and warranties regarding the Company made by Parent, the Member or the Company, or any of their respective officers, directors, employees, shareholders, controlling persons, Affiliates, agents, advisors or other representatives, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

REGARDING THE MEMBER

Effective upon the Member and the Company executing Joinders and delivering them to Buyer to become parties to this Agreement, the Member hereby represents and warrants, as of the date hereof and as of the Closing Date, as follows, except as disclosed in the Schedules to this Article IV:

Section 4.1.    Ownership of Membership Interests: Title. The Member is the sole owner of record and beneficially of the Membership Interests. The Member has, and shall transfer to Buyer at the Closing, good, valid and marketable title to the Membership Interests, free and clear of any and all Liens (other than restrictions on the subsequent transfer of the Membership Interests by Buyer imposed under applicable securities Laws or Gaming Laws).

Section 4.2.    Capacity, Enforceability and Consents.

(a)      The Member is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana.

(b)      The Member has the limited liability company power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by the Member and to perform its obligations hereunder and thereunder.

(c)      At the Joinder Date, the execution, delivery and performance by the Member of this Agreement and the other Transaction Documents to be executed and delivered by the Member and the consummation by the Member of the transactions contemplated hereby and thereby will have been duly authorized and approved by the Board of Directors or other governing body of the Member and no other limited liability company proceedings on the part of the Member will be necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by the Member and the transactions contemplated hereby and thereby.

(d)      At the Joinder Date, this Agreement will have been, and the other Transaction Documents to be executed and delivered by the Member at the Closing will, at the Closing, have been, duly executed and delivered by the Member and, assuming the due execution and delivery thereof by the other parties, will constitute (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of the Member, enforceable against the Member in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law) affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

(e)      Except as set forth on Schedule 4.2(e), the execution, delivery and performance of this Agreement and the other Transaction Documents to be executed by the

Member and the consummation by the Member of the transactions contemplated hereby and thereby does not and will not:

(i)       contravene any provisions of the articles of organization or operating agreement of the Member;

(ii)      to the Knowledge of Member, after notice or lapse of time or both, violate, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which the Member is a party to or by which any of the Member’s properties or assets are bound or otherwise subject, or require any consent or waiver of any party to any such Contract that will not have been obtained prior to the Closing, except for such matters that, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect;

(iii)     violate or conflict with any Law applicable to the Member or any of the Member’s Affiliates, businesses or properties (except that prior approval of the Gaming Authorities may be required), except in each case as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.;

(iv)     to the Knowledge of Member, result in the creation or imposition of any Lien on any of the Membership Interests, except as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.; or

(v)      require any authorization, consent, license, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority, except (i) the approval of the District to certain of the Shared Space Agreements, (ii) the approval of the FTC, (iii) any approvals, licenses or filing of notices required under the Gaming Laws by the LGCB (including pursuant to the Statement of Conditions), and (iv) where a failure to obtain or make such authorization, consent, order, license, permit, approval, notice, filing, registration or qualification, individually or in the aggregate, does not have, and would not be reasonably likely to have, a Material Adverse Effect.

Section 4.3.    Legal Matters. To the Knowledge of Member, except with respect to the Administrative Complaint, there has been no written notice of any Claim pending against, or threatened against or affecting, the Member or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority that could adversely affect the ability of the Member to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which the Member is a party.

Section 4.4.    Brokers. Except as set forth in Section 2.4, neither the Member, nor any of its Affiliates, directors, officers or employees has, employed any broker or finder, or incurred or will incur an obligation of the Company to pay any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

REGARDING BUYER

Buyer hereby represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 5.1.    Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana.

Section 5.2.    Authority. Approvals. Enforceability and Consents.

(a)      Buyer has the corporate power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by Buyer and to perform its obligations hereunder and thereunder.

(b)      The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the transactions contemplated hereby and thereby.

(c)      This Agreement has been and the other Transaction Documents to be executed and delivered by Buyer at the Closing will, at the Closing, have been duly executed and delivered by Buyer, and , assuming the due execution and delivery thereof by the other parties, constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(d)      The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not:

(i)      contravene any provisions of the articles of incorporation or bylaws of Buyer;

(ii)     after notice or lapse of time or both, violate, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which Buyer is a party or by which any of its properties or assets are bound or otherwise subject or require any consent or waiver of any party to any such Contract, except for such matters that do not adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which Buyer is a party;

(iii)    violate or conflict with any Law applicable to Buyer or its business or its properties, except as do not have and would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on Buyer and its subsidiaries taken as a whole; or

(iv)    require any authorization, consent, order, license, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority, except (i) the approval of the District to certain of the Shared Space Agreements, (ii) the approval of the FTC, (iii) any approvals, licenses or filing of notices required under the Gaming Laws by the LGCB, and (iv) where a failure to obtain or make such authorization, consent, order, license, permit, approval, notice, filing, registration or qualification, individually or in the aggregate, could not adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which Buyer is a party. Buyer has no knowledge of any fact or circumstance concerning Buyer’s suitability that would be reasonably likely to prevent or inhibit obtaining Gaming Approval.

Section 5.3.    Legal Matters.  There has been no written notice of any Claim pending against, or, to the knowledge of Buyer, threatened against or affecting, Buyer or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority that could adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which Buyer is a party.

Section 5.4.    Brokers.  Buyer has not, and no director, officer or employee thereof has, employed any broker, or finder, and Buyer has not incurred, and will not incur, any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.5.    Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT THE RECEIPT BY BUYER OF ANY FINANCING FROM ANY PERSON IS NOT A CONDITION, UNDER ARTICLE VII, TO BUYER’S OBLIGATION TO PURCHASE THE MEMBERSHIP INTERESTS AT THE CLOSING.

Section 5.6.    Solvency.        Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Member. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.7.    Licensability of Principals.    Neither Buyer nor any of its current Representatives or Affiliates (collectively the “Buyer Related Parties”) has ever withdrawn, been denied, or had revoked, a gaming license or related finding of suitability by a Government Authority or Gaming Authority. Buyer and each of the Buyer Related Parties are in good standing, and in compliance in all material respects with all applicable Gaming Laws, in each of the jurisdictions in which Buyer or any Buyer Related Party owns or operates gaming facilities. To Buyer’s knowledge, as of the date hereof, there are no facts, which if known to the Gaming Authorities would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license currently held or other Gaming Approval, or (b) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of this Agreement. Buyer is not aware of any material investigations of it or any of its subsidiaries operating in Louisiana which investigations could result in revocation of or material discipline related to any licenses or approvals granted by the LGCB.

Section 5.8.    No Representation Regarding Construction.    Buyer has or will have the opportunity to become fully familiar with the construction of the Casino and all components thereof, including without limitation the physical condition of the Real Property, the permits, entitlements and all contracts relating to the construction of the Casino, including, without limitation, the Construction Contract, subcontracts, and architects’, engineering and other consultants’ agreements. Buyer acknowledges and agrees that in purchasing the Membership Interests, except as otherwise expressly set forth in this Agreement, it is accepting all matters relating to the construction of the Casino (including without limitation the risks of possible delays in completion) in “AS-IS”, “WHERE-IS” condition and with all faults, whether known, unknown, apparent, or latent. Except as otherwise expressly set forth in this Agreement, Buyer’s decision to purchase the Membership Interests is not based on any covenant, warranty, promise, agreement, guaranty, or representation by the Company, the Member or Parent or any of their Affiliates or Representatives as to the content, completeness or accuracy of any plans, drawings, description or the like with respect to the construction of the improvements comprising the Casino, the conformity of the improvements comprising the Casino to any of the foregoing or the cost or time required to complete the construction of the improvements comprising the Casino, or the manner or quality of the construction or materials incorporated and to be incorporated into the improvements comprising the Casino.

Section 5.9.    Investment Representations.

(a)      Investment Intent.    Buyer is acquiring the Membership Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or any applicable state securities laws. Buyer acknowledges that the sale of the Membership Interests has not been registered under the Securities Act of 1933, as amended, or registered or qualified under any other applicable Securities Laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under, pursuant to an exemption from or in a transaction not subject to any applicable Securities Laws.

(b)      Buyer qualifies as an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended.

(c)      Buyer has relied entirely on its own investigation of the Company and the representations and warranties of Parent, the Member and the Company set forth in this Agreement and the other Transaction Documents in deciding whether to purchase the Membership Interests and enter into this Agreement and the other Transaction Documents. Buyer acknowledges and agrees that it has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in acquiring, owning and holding the Membership Interests and entering into this Agreement and the other Transaction Documents. Buyer acknowledges and agrees that it is not relying on any oral representations or warranties that have been made by either the Member or the Company, or their respective Representatives, to Buyer or its advisors in connection with the purchase of the Membership Interests and entering into this Agreement and the other Transaction Documents.

(d)      IN MAKING A DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS, BUYER EXPRESSLY WARRANTS AND REPRESENTS THAT SUCH PERSON HAS NOT RELIED ON ANY PROJECTIONS, ESTIMATES, FORWARD-LOOKING STATEMENTS OR SIMILAR MATERIALS OR INFORMATION THAT MAY HAVE BEEN PROVIDED TO BUYER OR ITS REPRESENTATIVES (WHETHER BY THE MEMBER OR THE COMPANY OR THEIR AFFILIATES OR REPRESENTATIVES, OR OTHERWISE) OR OTHERWISE OBTAINED OR REVIEWED BY BUYER OR ITS REPRESENTATIVES, AND THAT THE MEMBER AND THE COMPANY AND THEIR AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM ANY SUCH PROJECTIONS, ESTIMATES, FORWARD-LOOKING STATEMENTS OR SIMILAR MATERIALS AS WELL AS ANY REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN ARTICLE II, ARTICLE III OR ARTICLE IV OF THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENTS.

ARTICLE VI.

COVENANTS

Section 6.1.    Access.

(a)      Prior to the Joinder Date, Parent will use its commercially reasonable efforts, to the extent permitted by applicable Law, to cause the Company and the Member to, and after the Joinder Date until the Closing Date Parent shall cause the Company and the Member to, (i) provide to Buyer and its Representatives, full access to all Third Parties engaged in connection with the design, development and construction of the Casino and the Shared Space and full access to any and all premises, properties, files, books, records, documents, and other information of the Company (including full access to the Leased Real Property for the purpose of conducting inspections thereof and any other assessment thereof, including such soil, groundwater and other sampling and other testing as Buyer may deem necessary, and such other non-environmental assessments and inspections that Buyer may deem necessary in its reasonable discretion (including inspections and evaluations of the ongoing construction of the Casino and the Shared Space)) and (ii) furnish to Buyer and its Representatives any and all financial, technical, architectural, construction, development, operating and other data in their possession or control and other information pertaining to the businesses and properties of the Company (including in connection with the design, development and construction of the Casino and the Shared Space) and make available for inspection and copying by Buyer true and complete copies of any documents relating to the foregoing (collectively, the “Inspection”); provided, however, that (xi) Buyer shall provide Parent reasonable notice prior to any Inspection; (xii) if Parent so requests, Buyer’s Representatives shall be accompanied by a Representative of Parent or the Member; (xiii) Buyer shall not materially interfere with the operation of the business conducted at the Leased Real Property (including the ongoing construction of the Casino and the Shared Space); and (xiv) Buyer shall, at its sole cost and expense, promptly repair any physical damage to the Leased Real Property or any other property owned by a Person other than Buyer arising from or caused by Inspection, and restore the Leased Real Property or such other third-party property to substantially the same condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless the Member and its Affiliates from and against any personal injury or physical property damage claims, liabilities, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them arising or resulting therefrom provided, however, this indemnity expressly excludes any and all claims, demands, actions, causes of action, damages, expenses, losses or liabilities arising out of or related to the Leased Real Property prior to Buyer’s Inspections, including but not limited to the pre-existing condition of the Leased Real Property and any environmental or other liabilities relating to such pre-existing condition. Buyer will hold and cause its Representatives to hold any such information furnished to it by the Member which is nonpublic in confidence in accordance with the confidentiality agreement dated as of June 6, 2013 between Fertitta Entertainment, Inc. and Ameristar and the confidentiality agreement dated as of June 6, 2013 between Fertitta Entertainment, Inc. and Parent (the “Confidentiality Agreements”); provided, however, that subsequent to the Closing Date, the terms of the Confidentiality Agreements shall survive only with respect to Confidential Information (as defined in the Confidentiality Agreements) provided with respect to Ameristar, Parent or their respective Affiliates, other than the Company. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

(b)      Following the Closing Date, each party hereto will hold, and will use its best efforts to cause its Affiliates and its and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative) all documents and information concerning the other party or parties or any of its or their Affiliates (and, for the avoidance of doubt, treating information concerning the Casino and the Company’s assets as information concerning Buyer) unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of any Government Authority) or by other requirements of Law or (ii) disclosed in an action or proceeding brought by another party hereto in pursuit of its rights or in the exercise of its remedies hereunder, or unless such documents or information can be shown to have been (1) previously known by the party receiving such documents or information (other than pursuant to breach of an agreement to keep such information confidential), (2) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (3) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. Buyer and the Company agree that in the event any proprietary information or knowledge relating to an Excluded Asset is obtained, revealed or otherwise made known to Buyer in effecting (x) the transition from any existing software to replacement software pursuant to Section 1.7 hereof, specifically, or (y) the removal of the Excluded Assets, generally, Buyer shall not reveal, disclose, employ or otherwise use any such proprietary information and will hold such information in confidence in accordance with the terms of the Confidentiality Agreements.

(c)      Following the Closing Date, and for so long as Parent and the Member, on the one hand, or Buyer, on the other hand, or their respective Affiliates are prosecuting, participating in, contesting or defending any action, claim, investigation, suit or proceeding, whenever filed or made, in connection with or involving in any way (i) this Agreement or the transactions contemplated hereby or (ii) the conduct or operation of the Company prior to or after the Closing, including any action, claim, investigation, suit or proceeding related to the Excluded Assets, the other party shall (and shall cause its Affiliates, and its and their respective Representatives, to) (A) cooperate with such party and its Affiliates and their Representatives with the prosecution, participation, contest or defense, (B) provide such party and its Affiliates and their Representatives with reasonable access and duplicating rights to all properties, books, contracts, commitments and records (whether in paper or electronic form) related to the Company and (C) make available to such party and its Affiliates and their Representatives its personnel, including for purposes of fact finding, consultation, testimony, interviews, depositions and witnesses, in each case as shall be reasonably necessary in connection with the prosecution, participation, contest or defense of the applicable action, claim, investigation, suit or proceeding by such party and its Affiliates and Representatives.

Section 6.2.    Announcements.  Parent and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with the other party hereto before issuing, provide each other the opportunity to review and comment upon and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law (including regulations of the NASDAQ stock market, the New York Stock Exchange, the Securities Act, the Exchange Act and any Gaming Laws, and including in connection with corporate transactions that Parent, Buyer or any of their respective Affiliates elect to undertake). The commenting party shall provide any such comments in a timely manner such that the party issuing such press release or other public statement shall have a commercially reasonable period of time to respond to such comments prior to any deadline imposed by such applicable Law in respect of such press release or other public statement. Notwithstanding anything to the contrary herein, Buyer, Parent, the Member or any of their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements as approved under this Section and do not reveal material non-public information regarding Buyer, Parent, or the Member or any of their respective Affiliates.

Section 6.3.    Conduct of Business of the Company Prior to the Closing.

(a)      Prior to the Joinder Date, Parent shall use its commercially reasonable efforts to cause the Member and the Company to, and during the period from the Joinder Date to the Closing, the Company shall (and the Member shall cause the Company to), (i) operate its business only in the Ordinary Course and in compliance with all Laws; (ii) preserve its business organization intact; and (iii) preserve for itself (including following the Closing) the goodwill of those with whom it has a business relationship. Without limitation of the foregoing, except (a) as contemplated by this Agreement, (b) as is required by, or necessary pursuant to, the FTC Documents, or (c) as required by the Statement of Conditions or the Ground Lease, prior to the Joinder Date, Parent shall use its commercially reasonable efforts to cause the Member and the Company not to, and during the period from the Joinder Date to the Closing, the Company and the Member shall not, directly or indirectly, without the prior consent of Buyer (with such consent of Buyer to be exercised in a manner that does not unreasonably interfere with the progress of the development and construction of the Casino and the Shared Space with due regard for the rights of Buyer under Section 6.14 hereof; and provided that with respect to changes in the Budget or amendments to Contracts (including the Construction Contract) such consent shall be deemed given if Buyer fails to deliver a written response to Parent within forty-eight (48) hours after Parent delivers a written request for consent to Buyer):

(A)       amend or otherwise change its articles of organization or operating agreement, except as permitted in accordance with Section 6.13;

(B)       except to the Member to be part of the Membership Interests conveyed to Buyer at Closing and only in exchange for capital contributions by the Member to the Company, (i) issue, grant or sell any membership interests, (ii) issue, grant or sell any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any membership interests, (iii) enter into any agreement, commitment or understanding calling for any transaction referred to in clause (i) or (ii) of this paragraph (b), or (iv) make any other changes in its equity capital structure;

(C)       declare, set aside or pay any dividend or other distribution in respect of any of its membership interests (other than the distribution of the Excluded Assets), or purchase, redeem or otherwise acquire, any of its membership interests;

(D)       other than capital expenditures in accordance with the aggregate amount of the Budget, make any capital expenditures or appropriations or commitments with respect thereto;

(E)       except to the extent that the Company has guaranteed indebtedness of Ameristar or Parent and except for indebtedness incurred under the Company’s intercompany loan agreement with Ameristar, create, incur or assume any indebtedness for money borrowed or obligations in respect of capital leases other than in the Ordinary Course;

(F)       except to the extent that the Company has guaranteed indebtedness of Ameristar or Parent, assume, endorse, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for money borrowed or any other obligation of any other Person other than in the Ordinary Course;

(G)      (i) hire or enter into any agreement, contract or arrangement of any kind with any employee, leased employee or independent contractor except in connection with the design, development, construction, planning or operation of the Casino in accordance with the Budget, (ii) enter into, adopt, contribute to or become obligated to contribute to, any employee benefit plan, policy, program, arrangement or agreement of any kind, or (iii) enter into any collective bargaining agreement;

(H)      terminate, amend, modify or waive any material rights or exercise an extension or renewal option under any Company Agreement providing for payments by or to the Company in excess of $5,000.00 (including any amendment to the Construction Contract but excluding Company Agreements covered in clause (I) below), including any act or omission which will or may cause an increase of more than $5,000.00 to the costs and expenses for the design, development and/or construction of the Casino in excess of what is set forth in the Budget (provided that any consent requested of Buyer to such termination, amendment, modification, waiver or exercise of an extension or renewal option shall not be unreasonably withheld);

(I)       terminate, amend, modify or waive any material rights or exercise an extension or renewal option under any Company Agreement (excluding the Construction Contract), to the extent such termination, amendment, modification, waiver or exercise of an extension or renewal option involves the design or construction of the areas of the Casino covered by the Buyer Changes, as to which any consent requested of Buyer to such termination, amendment, modification, waiver or exercise of an extension or renewal option may be given or rejected in Buyer’s sole discretion;

(J)       mortgage, pledge or subject to any Lien (other than Permitted Liens) any of its assets;

(K)      sell or transfer any asset in the amount of more than $1,000.00 individually or $5,000.00 in the aggregate, other than with respect to transferring the Excluded Assets to Parent or its Affiliates (other than the Company), including without limitation terminating any intellectual property licenses from Ameristar to the Company with respect to the Excluded Assets;

(L)      terminate, amend, modify or waive any material terms of the Statement of Conditions, except as specifically contemplated by this Agreement;

(M)      enter into the settlement of any Claim involving the payment by the Company of money damages in excess of $50,000, or waive or release any material rights or claims of the Company in an amount in excess of $50,000;

(N)      settle any Tax Audit or other proceeding, make or change any Tax accounting or recording method or election (other than (i) as a result of the consummation of the transactions contemplated by the Merger Agreement without any further action by Parent or its Affiliates or (ii) with respect only to the Member, to make an election to be treated as a corporation pursuant to Treasury Regulation Section 301.7701-3(c)) or file any amended Tax Return;

(O)      Enter into any Contract not terminable without cause and without penalty or payment upon the giving of 30-days’ notice or less, or enter into any Contract, where the costs and expenses thereunder are not included in the Budget; or

(P)       authorize any of, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.

(b)      Notwithstanding anything in this Agreement (including the restrictions set forth in Section 6.3(a)), nothing herein shall preclude Parent, the Member or the Company or any of their respective Affiliates from taking any action that is required by the Trustee or is required by, or necessary pursuant to, the FTC Documents to maintain the viability and marketability of the Casino and to prevent the destruction, removal, wasting, deterioration, or impairment of the Casino, or any action that Parent, the Member or the Company in good faith determines is reasonably required in order to consummate the transactions contemplated thereby.

Section 6.4.    Cooperation.  Each party hereto (Buyer, on the one hand, and Parent and, if they become parties hereto, the Company and the Member, jointly and severally, on the other hand) covenants from the date of this Agreement (in the case of Buyer and Parent) or the Joinder Date (in the case of the Company and the Member) to the Closing Date (and subject to the other terms and conditions of this Agreement):

(a)      to cooperate with the other parties and to take such actions as may be necessary, in each case, as promptly as practical in (i) determining whether notices, declarations, registrations and filings are required to be made with or consents required to be obtained from any Third Party or Government Authority in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and in making or causing to be made any such notices, declarations, registrations and filings promptly (including filings under the Gaming Laws), and (ii) furnishing the other party and to the other party’s counsel all such information as may be reasonably required in order to effectuate the foregoing actions;

(b)      to keep the other parties hereto informed in all material respects of any material communications received by such party from, or given by such party to, any Government Authority or Third Party relating to the Transaction and to consult with the other parties hereto in advance of any meeting or conference with any Government Authority or Third Party relating to the Transaction;

(c)      to use reasonable best efforts and cooperate with the other parties hereto to obtain all consents required from Third Parties, whose consent or approval is required pursuant to any Company Agreement or otherwise to consummate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that Buyer will have no obligation to give any guarantee or other consideration of any nature in connection with any such required consents or, except as contemplated by this Agreement, to consent to any change in the terms of any Company Agreement;

(d)      without limiting the foregoing, Buyer undertakes and agrees to make such filings and apply for such approvals and consents as are required under the Gaming Laws, including without limitation with the LGCB (i) as soon as practicable after the date hereof (and in any event in each case within fifteen (15) days after the date hereof), including the filing of all required applications for Buyer, its Affiliates and the “key persons” (as defined under applicable Gaming Laws) listed on Schedule 6.4(d) (and shall promptly file, from time to time after the date hereof, required applications with respect additional key persons as they are identified). Buyer shall respond as promptly as practicable under the circumstances to any inquiries received from any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any Government Authorities in connection with any Law and shall otherwise take all actions necessary to pursue such approvals and consents necessary for the consummation of the transactions contemplated by this Agreement. Buyer shall keep Parent reasonably informed as to the status of such approvals and consents, including using reasonable efforts to report to Parent on a biweekly basis at in-person or telephonic meetings involving the responsible executives of Buyer;

(e)      without limiting the specific obligations of any party under this Agreement, to use reasonable best efforts to take all action and do all things necessary in order to promptly consummate the transactions contemplated hereby and the other Transaction Documents, including satisfaction, but not waiver, of the conditions precedent set forth in Articles VII and VIII; and

(f)      to use reasonable best efforts and cooperate with the other parties hereto to obtain approval from the applicable Gaming Authorities of any changes to the development plan for the Casino and/or the Shared Space proposed by Buyer pursuant to the terms of Section 6.14 including any extensions of the date set forth in the Statement of Conditions for the completion of construction of the Casino if required in order to implement such changes.

Section 6.5.    Additional Agreements: Notification of Certain Matters.

(a)      Prior to the Closing Date Parent will, and prior to the Joinder Date Parent will use its commercially reasonable efforts to cause the Member and the Company to, and after the Joinder Date and prior to the Closing, the Company and the Member will: (i) perform all acts to be performed by them pursuant to this Agreement and the other Transaction Documents contemplated hereby to be executed and delivered by such Person, (ii) refrain from taking or omitting to take any action that would violate any of their representations, warranties or covenants contained in this Agreement or render any of them inaccurate or untrue as of the date of this Agreement or the Closing Date or that in any way could reasonably be expected to prevent the consummation of the transactions contemplated hereby or thereby, and (iii) not take or omit to take any action that, if taken or omitted prior to the date of this Agreement, would constitute a breach of any representation or warranty of Parent, the Company or the Member (as applicable) contained in this Agreement.

(b)      Between the date hereof and the Closing Parent will, and prior to the Joinder Date Parent will use its commercially reasonable efforts to cause the Member and the Company to, and after the Joinder Date and until the Closing, the Company and the Member will, to the extent permitted by applicable Law, confer on a regular and frequent basis with one or more designated representatives of Buyer to report on development matters and to report the general status of ongoing design and construction activities, including in connection with the design, development and construction of the Casino and the Shared Space. Without limiting the foregoing, after the Joinder Date the Company and the Member will, and prior to the Joinder Date Parent will use its commercially reasonable efforts to cause the Company and the Member to, give prompt notice in writing to Buyer of: (i) any information that indicates that any of their representations and warranties contained in this Agreement was not true and correct as of the date of this Agreement or will not be true and correct as of the Closing Date, (ii) any event that, individually or in the aggregate, would have or would be reasonably likely to have, a Material Adverse Effect, (iii) the occurrence of any event or the existence of any circumstance that will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Article VII hereof, (iv) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement, (v) any notice of, or other communication relating to, any default under or breach of, or event that, with notice or lapse of time or both, would become a default under or breach of, any material Company Agreement, (vi) any emergency affecting the construction of the Casino or the Shared Space or any change in the Budget, schedule or other matters affecting the design, development and construction of the Casino or the Shared Space, and (vii) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings involving any property of the Company, and, in the case of any event contemplated by clauses (i)-(vii), will keep Buyer fully informed of such event and permit Buyer’s Representatives access to all materials prepared in connection therewith (subject, in the case of clause (vii), to any applicable confidentiality obligations). The Member shall give prompt notice to Buyer of any notice or other communication from any third Person asserting any right, title or interest in any of the Membership Interests (including any threat to commence, or notice of the commencement of, any action or other proceeding with respect to the Membership Interests) or the occurrence of any other event of which the Member has Knowledge which will result, or has a reasonable prospect of resulting, in any failure to consummate the sale of the Membership Interests as contemplated hereby. The notices provided to Buyer pursuant to this Section 6.5(b) shall not in any way be deemed to amend or supplement this Agreement or the Schedules delivered by Parent on the date hereof (which shall for purposes of this Agreement be deemed to be the same on the Closing Date as on the date hereof), or limit in any way the indemnification obligations of

Parent, the Company or the Member with respect to the matters disclosed or information provided.

Section 6.6.    Assurance by Parent and the Member.  From and after the Joinder Date, (a) Parent shall cause the Member and the Company to comply with their covenants set forth in this Agreement, and (b) the Member shall cause the Company to comply with its covenants set forth in this Agreement.

Section 6.7.    Negotiations.  From the date of this Agreement until the termination of this Agreement in accordance with its terms, Parent agrees that it will not, and will not permit or cause any of its Affiliates, officers, managers, members, directors, employees, investment bankers, consultants, representatives, advisors and other agents, to directly or indirectly, and prior to the Joinder Date will use its commercially reasonable efforts to cause, and after the Joinder Date will cause, the Member and the Company (and their Affiliates, officers, managers, members, directors, employees, investment bankers, consultants, representatives, advisors and other agents) not to, directly or indirectly, (i) sell or otherwise transfer any equity interests in the Company, or a significant portion of the assets of the Company, or enter into any agreement to sell or otherwise transfer such an equity interest or significant portion of assets, (ii) take any action to solicit, initiate, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer to acquire all or any significant part of the Company or any of its assets, whether by merger, sale of equity interests, sale of assets, recapitalization or otherwise (each, an “Acquisition Proposal”), (iii) disclose or provide any nonpublic information relating to the Company (including this Agreement) in connection with an Acquisition Proposal, (iv) afford access to a transaction data room, the properties, books or records of the Company to any Third Party that has made or is contemplating any Acquisition Proposal or (v) otherwise cooperate with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than Buyer or its Representatives) with respect to, or which would reasonably be likely to lead to, an Acquisition Proposal. Notwithstanding anything in the foregoing to the contrary, the actions described in clauses (i)-(v) above, and the definition of Acquisition Proposal, shall not apply to Affiliates of the Company whose primary asset is not direct or indirect interests in the Company. For the avoidance of doubt, this covenant shall not apply to issuances or transfers of equity interests in, or proposals to acquire all or a significant part of, Ameristar, or, following the closing of the acquisition of Ameristar by Parent pursuant to the Merger Agreement, Parent, or any of their respective Affiliates whose primary asset is not direct or indirect interests in the Company. Parent, the Company and the Member shall and shall cause their respective agents to promptly cease and cause to be terminated all discussions and negotiations, if any, which have taken place prior to the date hereof with respect to any Acquisition Proposal. Notwithstanding the foregoing, Parent, the Member or the Company shall notify Buyer in writing not later than twenty-four (24) hours after receipt or notice of any effort, attempt or proposal by any person (other than Buyer or its Representatives) with respect to, or which would reasonably be likely to lead to, an Acquisition Proposal. Such written notification shall disclose to Buyer the identity of such person.

Section 6.8.      Taxes.

(a)       Buyer, on the one hand, and the Member, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company and the assets of the Company (including access to books and records) as is reasonably necessary for the filing of all Tax Returns of them or their Affiliates, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claims, suit or proceeding relating to any Tax; provided, however, that neither Buyer nor the Member shall be required to disclose any Tax Returns to any Person. Any expenses incurred in furnishing such information or assistance pursuant to this Section 6.8(a) shall be borne by the Party requesting it.

(b)       The Member, on the one hand, and Buyer, on the other hand, shall each pay when due one-half of all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Membership Interests (including, without limitation, any such Taxes imposed as a result of any deemed sale of the assets of the Company).

Section 6.9.      Affiliate Assets. At or prior to the Closing, and subject in each case to prior approval by Buyer, the Member shall use its commercially reasonable efforts to cause each of the Affiliate Assets other than the Affiliate Assets set forth on Schedule 6.9 hereto and the Member Retained IP to be transferred to the Company pursuant to one or more instruments of assignment and/or assumption, as appropriate, in form and substance reasonably satisfactory to Buyer. For the avoidance of doubt, to the extent permitted by the counterparty, the Member and its Affiliates will be released from all obligations thereunder.

Section 6.10.    Road Permits. Prior to the Closing Date Parent will, and prior to the Joinder Date Parent will use its commercially reasonable efforts to cause the Member and the Company to, and after the Joinder Date and until the Closing the Member and the Company will, cooperate and work together with Buyer in good faith to pursue all Permits necessary for the construction of an ingress and egress road to and from the Leased Real Property from Interstate 210, plus any other roads required pursuant to any onsite road plan that may be designated from time to time; provided, however, the parties acknowledge that such Permits are unlikely to be issued prior to the Closing.

Section 6.11.    Specified Employees; Non-Solicitation.

(a)        Schedule 6.11(a) lists the employees of Ameristar, the Parent, the Member or its Affiliates (other than the Company) who provide the principal services to the Company in connection with the design, development and construction of the Casino or the Shared Space (the “Specified Employees”). Notwithstanding the terms of this Agreement, the Confidentiality Agreements, any agreement between Ameristar, Parent, the Member or any of its Affiliates and any Specified Employee, Buyer shall have the right, but not the obligation, to contact any Specified Employee to discuss potential employment of, and to make offers of employment (conditioned upon the Closing) to, such Specified Employee; it being understood and agreed that Buyer and the Company shall have no obligation to employ any of the Specified Employees and the acceptance of any such offer of employment by any Specified Employee shall not be a condition to Buyer’s obligations under this Agreement. If Buyer or the Company employs any Specified Employee, Buyer or the Company (as the case may be) shall assume the obligations of the Member or its Affiliates under any employment agreement (or severance or other similar agreement) with such Specified Employee, including as to accrued paid time off and other benefits.

(b)      Except as set forth on Schedule 6.11(b), Parent agrees that for a period commencing on the date of this Agreement and ending on the date that is eighteen (18) months after the Closing Date, it shall not (and shall cause its Affiliates not to), directly or indirectly, solicit or hire for employment or in any other capacity any Specified Employee hired by Buyer or the Company pursuant to Section 6.11(a), unless and until such individual has been separated from such employment with Buyer or the Company for at least 90 days, unless Buyer provides Parent specific prior written consent. Notwithstanding anything herein to the contrary, Parent and its Affiliates may (x) conduct general searches for employees by use of advertisements or the media that are not targeted at the employees of the Company and (y) may hire or engage any individual who contacts Parent or an Affiliate of Parent on his or her own initiative without any direct or indirect solicitation or engagement from Parent or its Affiliates in violation of this Section 6.11(b).

(c)      Parent agrees that for a period commencing on the date of this Agreement and ending on the date that is eighteen (18) months after the Closing Date, it shall not (and shall cause its Affiliates not to), directly or indirectly, solicit for employment or in any other capacity any employee of the Company, unless and until such individual has been separated from such employment with Buyer or the Company for at least 90 days, unless Buyer provides Parent specific prior written consent. Buyer agrees that for a period commencing on the date of this Agreement and ending on the date that is eighteen (18) months after the Closing Date, it shall not (and shall cause its Affiliates, including the Company after Closing, not to), directly or indirectly, solicit for employment or in any other capacity any employee of PNK (LAKE CHARLES), L.L.C. or any subsidiary thereof hereafter created (collectively, the “L’Auberge Entities”), unless and until such individual has been separated from such employment with Parent or its Affiliates for at least 90 days, unless Parent provides Buyer specific prior written consent. Notwithstanding anything herein to the contrary, Buyer and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may (x) conduct general searches for employees by use of advertisements or the media that are not targeted at the employees of the Company (in the case of Parent and its Affiliates) or the L’Auberge Entities (in the case of Buyer and its Affiliates) and (y) may hire or engage any individual who contacts such party on his or her own initiative without any direct or indirect solicitation or engagement from such party in violation of this Section 6.11(c).

(d)      If Jack Mohn is not offered employment by, or does not accept employment with, Buyer or the Company and Mr. Mohn is and remains employed by the Member or an Affiliate of the Member after the Closing, then until December 31, 2013, upon the request of Buyer and with Mr. Mohn’s concurrence as an employee of Member or such Affiliate, Parent will use reasonable efforts to make available to the Company the services of Mr. Mohn pursuant to a customary secondment agreement (providing for, among other things, payment by the Company of a proportionate share of the cost of Mr. Mohn’s salary and other compensation and benefits based on the amount of time Mr. Mohn devotes to his services to the Company), to be agreed and entered into by the parties.

Section 6.12.    No Control. Except as permitted by the terms of this Agreement, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Company, including the Casino, the Leased Real Property and the other Company assets. Until the Closing, the operations and affairs of the Company, including the Casino, the Leased Real Property and the other Company assets, are the sole responsibility of and under the Company’s complete and exclusive control, except as expressly provided for in this Agreement.

Section 6.13.    Name Change. From the Closing until ninety (90) days after the Closing, or such longer period until any necessary approvals from Gaming Authorities shall have been obtained, the Company shall have the non-exclusive, non-transferable license to use the “Ameristar” name. Within such ninety (90)-day period (or no later than three (3) Business Days after any necessary approvals from Gaming Authorities are obtained, if applicable), the Company shall execute, deliver and file such agreements, resolutions and other instruments as may be necessary or advisable, including Articles of Amendment, to change the name of the Company from “Ameristar Casino Lake Charles, LLC” to “Golden Nugget Lake Charles” (or such other name that does not include “Ameristar” as may be selected by Buyer). Buyer, the Company and their Affiliates shall not (a) use the “Ameristar” trademark in any manner after such name change and (b) shall not use any other Member Retained IP after the Closing. Buyer and the Company (after Closing) shall use reasonable best efforts to obtain any necessary approvals from Gaming Authorities with respect to the name change contemplated by this Section 6.13.

Section 6.14.    Development Changes and FF&E.

(a)        Buyer Changes.  Subject to any applicable Law, if, prior to Closing, Buyer requests in writing that Parent make any of the changes to the design, development, construction plans, furniture, fixtures or equipment for the Casino, set forth on Schedule 6.14(a), including work or order stoppages, delays or suspensions associated therewith (“Buyer Changes”), Parent prior to the Joinder Date shall use its commercially reasonable efforts to cause the Member and the Company to, and after the Joinder Date Parent, the Company and the Member shall, agree to such Buyer Changes and cause such Buyer Changes to be made, but Parent may require prior to commencing work on such Buyer Changes that Buyer deposit in escrow with the Deposit Escrow Agent, as an increase in the Pre-Closing Deposit, a reasonable, good faith estimate (based on the quote of the relevant contractor(s) or service provider(s)) of the incremental cost (both in terms of design and development work and construction and furniture, fixtures and equipment (“FF&E”) costs) of implementing such Buyer Changes in full (the “Change Order Amount”) and a reasonable, good faith estimate (based on the quote of the relevant contractor(s) or service provider(s)) of the cost (both in terms of design and development work and construction and FF&E costs) of reversing such Buyer Changes in the event the Closing does not occur (“Buyer Change Reversal Costs”). At Parent’s request, Buyer shall deposit the portion of the Change Order Amount relating to design and development work prior to the commencement of the design and development work and shall deposit the portion of the Change Order Amount relating to construction and FF&E work and the associated Buyer Change Reversal Costs prior to the commencement of the construction and FF&E work, or else none of Parent, the Member or the Company shall have any obligation hereunder with respect to such Buyer Changes. Such written request for Buyer Changes (the “Buyer Change Request”) shall contain reasonably specific information regarding such Buyer Changes as to enable the estimation of the Change Order Amount and Buyer Change Reversal Costs. Such incremental costs shall consist of the costs of making such Buyer Changes (i) as compared to the particular Budget line items to which such Buyer Change correspond and would be made in lieu thereof in the case of Budget line items that have not been spent by or committed to (including by way of purchase orders) by the Company at the time written notification of such Buyer Changes are received by Parent and the Company (or, if there is no corresponding budget line item or allowance for such Buyer Change, then the full cost of such Buyer Change shall be included) or (ii) as compared to the cost of removing or demolishing the construction work and improvements made by the Company and the cost of making any repairs necessitated thereby and to any remaining particular Budget line items to which such Buyer Changes correspond and would be made in lieu thereof in the case where all or a portion of the particular line item in the Budget to which such Buyer Changes correspond has been spent or committed to (including by way of purchase orders) by the Company, in each case, determined at the earliest time reasonably practicable for the contractor to suspend construction work on the particular Budget line item to which such Buyer Changes correspond following receipt by Parent and the Company of written notification of such Buyer Changes. With respect to Buyer Changes that only require the cessation of activities: (i) any costs, fees or expenses incurred in connection with the cessation of such activities (including, without limitation, severance, fees, penalties or similar expenses, if any), plus (ii) costs incurred in connection with the recommencement of such activities (including, without limitation, remobilization expenses and any increases in the prices of materials, equipment or services over the prices of the same at the time they would have been procured but for the associated Buyer Change Request) shall be included in the Change Order Amount as an incremental cost. In requesting any such Buyer Changes, Buyer agrees to respect the Statement of Conditions and the Ground Lease and the time deadlines called for therein and any other applicable time deadlines applicable to the construction of the Casino; and the parties acknowledge that obtaining any extensions to such time deadlines shall not be a condition to the Closing. Parent shall be paid, upon Parent’s written notice to the Deposit Escrow Agent, from the escrow out of the Change Order Amount and deliver to the Member and the Company, at least five (5) days prior to the time that the Member and the Company are required to make payments, the amounts necessary to pay for design and development work and the construction and FF&E costs associated with implementing Buyer Changes. In the event that, despite the earlier estimate of the incremental costs of particular Buyer Changes, the Change Order Amount deposited with respect to such Buyer Changes is in fact not sufficient (or estimated not to be sufficient), in the reasonable, good faith determination of the Member to pay for such Buyer Changes and associated Buyer Reversal Costs in full, Buyer shall deposit such additional funds so estimated by the Member into escrow as an addition to the Change Order Amount. Upon a termination of this Agreement prior to Closing for any reason, Parent shall deliver written notice to the Deposit Escrow Agent to pay to Parent, and Parent shall be paid, from escrow the portion of the Change Order Amount necessary to pay all remaining unpaid amounts actually owed to third parties associated with any Buyer Changes (and necessary to pay for the completion of Buyer Changes that Parent wishes to complete instead of reverse) and the amount of the costs that were actually incurred by Parent, the Member or the Company to reverse Buyer Changes less the salvage value of any FF&E determined in good faith by the Member (the “Actual Reversal Costs”) through the date of such termination, regardless of whether Parent is entitled to receive the remainder of the Pre-Closing Deposit upon such termination. As used herein, Change Order Amount, Buyer Change Reversal Costs and Actual Reversal Costs shall include, without limitation, fees, penalties and similar expenses and any increased costs resulting from requests made for the expedited delivery or completion, as applicable, of any FF&E, materials, equipment or services to the extent such requests are necessary in order to reduce or avoid any delay in the Casino Opening. Any Actual Reversal Costs incurred by Parent, the Member or the Company subsequent to the termination of this Agreement shall be released to Parent, upon Parent’s written notice to the Deposit Escrow Agent and pursuant to the Deposit Escrow Agreement, from escrow as incurred with respect to the reversal of Buyer Changes commenced prior to the opening to the general public of the gaming and hotel venues of the Casino in compliance with all applicable laws, including but not limited to Gaming Laws (the “Casino Opening”). In the event of a termination of this Agreement prior to Closing for any reason, then to the extent that the Company has not reversed (or commenced reversing) a made Buyer Change prior to the Casino Opening, Buyer shall receive, upon Buyer’s written notice to the Deposit Escrow Agent and pursuant to the Deposit Escrow Agreement, from escrow any remaining Buyer Change Reversal Costs associated with such made Buyer Changes not reversed (or with respect to which work to reverse has not commenced) prior to the Casino Opening and any remainder of Change Order Amount held in escrow. In connection with any payments made to Parent or Buyer from the escrow, the other party shall be notified thereof.

(i)      Buyer Review Right with respect to Actual Reversal Costs.  Buyer, at its own expense, may, for a period of sixty (60) days after the payment to Parent of any Actual Reversal Costs, request a review of the Actual Reversal Costs paid to Parent. In connection with any such review, Parent, if this Agreement is terminated prior to the Joinder Date, shall use its commercially reasonable efforts to cause the Member and the Company to, and if this Agreement is terminated after the Joinder Date Parent, the Company and the Member shall make available to Buyer and its auditors or other advisors (if any) all records relating to the substantiation and calculation of the Actual Reversal Costs that Buyer and its auditors or other advisors (if any) reasonably request in reviewing the Actual Reversal Costs. Parent prior to the Joinder Date shall use its commercially reasonable efforts to cause the Member and the Company to, and after the Joinder Date Parent, the Company and the Member shall use commercially reasonable efforts to cause representatives of the Company’s general contractor to be available for meetings that Buyer may reasonably request in connection with its review of the Actual Reversal Costs. In the event that Buyer reasonably and in good faith disagrees with the amount of Actual Reversal Costs paid to Parent, Buyer shall deliver written notice of such disagreement to Parent, Member and the Company, which notice shall include Buyer’s reasonably detailed explanation of the basis of the disagreement and a reasonably detailed calculation of the Actual Reversal Costs (a “Reversal Cost Objection Notice”). If Buyer has delivered a Reversal Cost Objection Notice to Parent, Member and the Company, Buyer on the hand and on the other hand Parent prior to the Joinder Date shall use its commercially reasonable efforts to cause the Member and the Company to, and after the Joinder Date Parent, the Company and the Member shall endeavor to resolve any disagreements noted in the Reversal Cost Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final resolution within thirty (30) days after Parent, Member and the Company have received the Reversal Cost Objection Notice, the matter will be submitted to the Accounting Referee to resolve any remaining disagreements. Buyer and Parent prior to the Joinder Date shall use its commercially reasonable efforts to cause the Member and the Company to, and after the Joinder Date Parent, the Company and the Member shall direct the Accounting Referee to use its commercially reasonable best efforts to render a determination within thirty (30) days of submitting the matters to it for resolution and Parent prior to the Joinder Date shall use its commercially reasonable efforts to cause the Member and the Company to, and after the Joinder Date Parent, the

Company and the Member shall and Buyer and their respective agents will cooperate with the Accounting Referee during its resolution of any disagreements included in the Reversal Cost Objection Notice. The Accounting Referee will consider only those items and amounts set forth in the Reversal Cost Objection Notice that Parent, Member and the Company on the one hand and Buyer on the other hand are unable to resolve. In resolving any disputed item, the Accounting Referee may not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party. The fees and expenses of the Accounting Referee, and the cost of any dispute resolution proceeding (including the fees of the Accounting Referee and reasonable attorney fees and expenses of the parties) incurred pursuant to this Section 6.14(a)(i), shall be paid by Parent and Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Referee, which proportionate allocation shall be determined by the Accounting Referee. The determination of the Accounting Referee as to any disputed matters shall be set forth in a written statement delivered to Parent, the Member and the Company and Buyer and shall be final, conclusive and binding on the parties. The Actual Reversal Costs as agreed to by Parent, the Member, the Company and Buyer or as determined by the Accounting Referee, as applicable, shall be conclusive and binding on all of the parties hereto. To the extent that the Actual Reversal Costs, as so determined, are less than the Actual Reversal Costs received by Parent from escrow, then Parent shall pay such excess to Buyer. If the parties cannot mutually agree on an Accounting Referee, any remaining disagreements shall be resolved by a court of competent jurisdiction in accordance with Section 11.10 below.

(b)      Rejected Buyer Changes with Respect to Future Work.  Notwithstanding anything to the contrary contained herein, in the event that, prior to Closing, Buyer delivers a Buyer Change Request as provided above prior to the Company commencing work or issuing a purchase order in accordance with the Company’s construction plans for a particular item of construction work or item of FF&E to be ordered where Buyer Changes were in accordance with applicable building codes and Gaming Laws and could reasonably have been implemented in lieu of the Company’s work on such item to accomplish Buyer Changes, and Parent does not cause the Buyer Change requested in such Buyer Change Request to be made as required herein or, if prior to the Joinder Date, Parent is unable to cause the Member or the Company to implement such Buyer Changes (other than due to Buyer’s failure to deposit the Change Order Amount or the Buyer Change Reversal Costs into escrow as required above and other than Buyer’s failure to reasonably cooperate with the Company in effecting such Buyer Changes),

Buyer shall have the right to reduce the Purchase Price in an amount equal to a reasonable, good faith estimate, determined in the manner described below, of (i) the incremental cost to revise the design, development and construction plans in the manner requested by Buyer, (ii) the incremental cost to remove the construction work and improvements that the Company did in lieu of the Buyer Changes requested by Buyer so that Buyer, after the Closing, can implement such Buyer Changes, and (iii) the cost of the construction undertaken by the Company that would not have been undertaken had the Company implemented such Buyer Changes and/or the cost of FF&E purchased by the Company over Buyer’s objection, less the salvage value of such FF&E (the “Rejected Change Costs”); provided, however, that the Rejected Change Costs shall not include such cost of the construction undertaken by the Company to the extent that such construction consisted of structural support matters or mechanical systems in the building core or in central plant systems that, in the Company’s reasonable, good faith judgment, were necessary to proceed with the construction of the Casino to keep the project within or as close as possible to the required timelines for substantial completion. For the avoidance of doubt, the Rejected Change Costs shall not include the cost of the Buyer Changes itself that would be incurred once the Company’s construction work and improvements in lieu of the requested Buyer Changes and FF&E purchased over Buyer’s objection are removed nor any costs related to or caused by Buyer Changes.

(i)      Delivery of Rejected Change Statement.  At least five (5) Business Days prior to the Closing, Buyer will deliver to Parent a statement (the “Estimated Rejected Change Statement”), setting forth its reasonable, good faith estimate of the Rejected Change Costs determined under the same principles as of those of this Section 6.14(b) (the “Estimated Rejected Change Costs Amount”). If Parent reasonably and in good faith disputes the Estimated Rejected Change Costs Amount, the parties shall work together in good faith to resolve such dispute, and failing resolution of such dispute prior to the Closing, Buyer may, subject to the proviso in Section 1.8(a), withhold its Estimated Rejected Change Cost Amount from the Closing Date Purchase Price and deposit the withheld amount with the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement, which amount shall be disbursed upon determination of the final amount of the Rejected Change Costs in accordance with the terms of the Agreement; provided that the Closing will take place in accordance with the terms hereof, and the payment of any such disputed amount shall be resolved in accordance with Section 6.14(b)(ii).

(ii)      Review of Rejected Change Cost Statement; Objection; Final and Binding Determination.  Parent shall have sixty (60) days from the date of receipt of the Rejected Change Cost Statement to review the computations of the Rejected Change Costs reflected on the Rejected Change Cost Statement. In connection with the review of the Rejected Change Cost Statement, Buyer shall make available to Parent and its auditors or other advisors (if any) all records relating to the substantiation and calculation of the Rejected Change Costs that Parent and its auditors or other advisors (if any) reasonably request in reviewing the Rejected Change Cost Statement. The Company and Buyer shall use commercially reasonable efforts to cause representatives of the Company’s general contractor and architect to be available for meetings that Parent and Buyer may reasonably request in connection with Parent’s evaluation of the Rejected

Change Cost Statement. In the event that Parent reasonably and in good faith disagrees with the Rejected Change Cost Statement and/or the amount of Rejected Change Costs as calculated, Parent shall deliver written notice of such disagreement to Buyer, which notice shall include Parent’s reasonably detailed explanation of the basis of the disagreement and a reasonably detailed calculation of the Rejected Change Costs (a “Rejected Change Objection Notice”). If Parent has delivered a Rejected Change Objection Notice to Buyer, Parent on the hand and Buyer on the other hand shall endeavor to resolve any disagreements noted in the Rejected Change Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final resolution within thirty (30) days after Buyer received the Rejected Change Objection Notice, the matter will be submitted to the Accounting Referee to resolve any remaining disagreements. Buyer and Parent shall direct the Accounting Referee to use its commercially reasonable best efforts to render a determination within thirty (30) days of submitting the matters to it for resolution and Parent and Buyer and their respective agents will cooperate with the Accounting Referee during its resolution of any disagreements included in the Rejected Change Objection Notice. The Accounting Referee will consider only those items and amounts set forth in the Rejected Change Objection Notice that Buyer on the one hand and Parent on the other hand are unable to resolve. In resolving any disputed item, the Accounting Referee may not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party. The fees and expenses of the Accounting Referee, and the cost of any dispute resolution proceeding (including the fees of the Accounting Referee and reasonable attorney fees and expenses of the parties) incurred pursuant to this Section 6.14(b)(ii), shall be paid by Parent and Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Referee, which proportionate allocation shall be determined by the Accounting Referee. The determination of the Accounting Referee as to any disputed matters shall be set forth in a written statement delivered to Buyer and Parent shall be final, conclusive and binding on the parties. The Rejected Change Costs as mutually agreed to by Buyer and Parent or as determined by the Accounting Referee, as applicable, shall be conclusive and binding on all of the parties hereto and such amount of Rejected Change Costs, if any, shall, pursuant to a joint written instruction to be delivered by Buyer and Parent to the Deposit Escrow Agent within two (2) business days after their mutual agreement or the determination of the Accounting Referee, be paid from escrow to Buyer and any remainder of the escrowed Estimated Rejected Change Costs Amount shall be paid from escrow to Parent. If the amount of the final Rejected Change Costs exceeds the amount of the Estimated Rejected Change Costs Amount that remains in escrow with the Deposit Escrow Agent, Parent shall, within ten (10) Business Days of such final determination of the Rejected Change Costs, pay Buyer such excess. If the parties cannot mutually agree on an Accounting Referee, any remaining disagreements shall be resolved by a court of competent jurisdiction in accordance with Section 11.10 below.

Section 6.15.  Lien and Guaranty Release.  Parent, the Member and the Company shall use reasonable best efforts to cause the making of any filings, releases, discharges, deeds and other documents necessary to evidence the release by all financial institutions and other Persons to which any indebtedness (including guarantee obligations in respect thereof) of the Company,

Ameristar, Parent and their respective Subsidiaries is outstanding (the “Lenders”) of all Liens in connection therewith relating to the Membership Interests and the Company’s assets (“Lender Liens”), and all obligations (including guarantee obligations) of the Company in respect of such indebtedness (“Loan Obligations”), simultaneously with the Closing Date. Parent, the Member and the Company shall request that the Lenders deliver letters or similar written confirmation (each, a “Release Confirmation”), simultaneously with the Closing Date, confirming that (a) all Lender Liens shall be, upon the Closing Date, released by all lenders thereunder and (b) all Loan Obligations shall be, upon the Closing Date, released.

Section 6.16.  Additional Property; Right of First Opportunity; Right of First Negotiation.

(a)      Additional Property.  Schedule 6.16(a)-1 sets forth all Parent Additional Property as of the date of this Agreement. Schedule 6.16(a)-2 sets forth all Buyer Additional Property as of the date of this Agreement.

(b)      Buyer Right of First Offer.  Buyer shall be afforded, during the period commencing at the Closing and ending upon the tenth (10th) anniversary of the Closing, the right of first opportunity to acquire or lease the Parent Additional Property pursuant to the terms and in accordance with the procedure hereinafter set forth. If Parent or any Control Affiliate of Parent desires to sell or lease any of the Parent Additional Property to a third party, or Parent or any Control Affiliate of Parent receives an offer from a prospective purchaser to purchase or from a prospective lessee to lease any of the Parent Additional Property which Parent or its Control Affiliate intends to accept, Parent shall first offer Buyer the right to purchase or lease, as applicable, such Parent Additional Property on the same terms and conditions Parent intends to sell or lease, as applicable, such interest, or on the same terms and conditions as the offer from a prospective purchaser or lessee, as the case may be, (herein, the “Buyer First Opportunity Offer”); provided, however, that in the case of a sale or lease of developed Parent Additional Property, such Buyer First Opportunity Offer shall only apply to a sale or lease of such developed Parent Additional Property as a whole (for example, a sale or lease of individual residential condominiums in a residential condominium complex developed on the Parent Additional Property by Parent or its Control Affiliate would not be subject to a Buyer First Opportunity Offer). The Buyer First Opportunity Offer, once made, shall constitute an irrevocable binding offer by Parent or the applicable Control Affiliate of Parent to sell or lease, as applicable, to Buyer such Parent Additional Property. Buyer shall have fifteen (15) days after receipt of the Buyer First Opportunity Offer within which to accept same in writing. If Buyer timely accepts the Buyer First Opportunity Offer, Parent or the applicable Control Affiliate of Parent shall sell or lease, as applicable, such Parent Additional Property to Buyer in accordance with the terms and conditions of the Buyer First Opportunity Offer; provided, however, that such sale or lease shall be consummated within ninety (90) days of Buyer’s acceptance of the Buyer First Opportunity Offer. If Buyer fails to timely accept the Buyer First Opportunity Offer, Buyer shall be deemed to have rejected same, and Parent or the applicable Control Affiliate of Parent shall be free to sell or lease, as applicable, such Parent Additional Property to any third party on any terms; provided, however, that, in the case of a sale, if the sale price to such third party is less than that stated in the Buyer First Opportunity Offer (the “Buyer Purchase Price Floor”) or, in the case of a lease, if the rent and the length of the lease term to such third party are materially less favorable taken as a whole than that stated in the Buyer First Opportunity Offer (the “Buyer Lease Terms Floor”), then prior to entering into a binding agreement with such third party for an amount below the Buyer Purchase Price Floor in the case of a sale or prior to entering into a binding agreement with such third party with a rent and length of lease term materially less favorable taken as a whole than the Buyer Lease Terms Floor in the case of a lease, Parent shall afford Buyer fifteen (15) days’ notice to agree, in writing, to purchase or lease, as applicable, such Parent Additional Property on the terms offered by the third party (including entering into a lease having substantially the same terms as the prospective third party lessee in the case of a lease), without any qualifications except, in the case of a sale, the obligation of Parent or the applicable Control Affiliate of Parent to convey title free and clear of any monetary encumbrances created by Parent and its Control Affiliates or, in the case of a lease, a customary lender non-disturbance agreement. For purposes of clarity, this right of first offer shall not apply to pledge arrangements, or the grant of other security interests, made by Parent of the Parent Additional Property.

(c)      Parent Right of First Offer.  Parent shall be afforded, during the period commencing at the Closing and ending upon the tenth (10th) anniversary of the Closing, the right of first opportunity to acquire or lease the Buyer Additional Property pursuant to the terms and in accordance with the procedure hereinafter set forth. If Buyer or any Control Affiliate of Buyer desires to sell or lease any of the Buyer Additional Property to a third party, or Buyer or any Control Affiliate of Buyer receives an offer from a prospective purchaser to purchase or from a prospective lessee to lease any of the Buyer Additional Property which Buyer or its Control Affiliate intends to accept, Buyer shall first offer Parent the right to purchase or lease, as applicable, such Buyer Additional Property on the same terms and conditions Buyer intends to sell or lease, as applicable, such interest, or on the same terms and conditions as the offer from a prospective purchaser or lessee, as the case may be, (herein, the “Parent First Opportunity Offer”); provided, however, that in the case of a sale or lease of developed Buyer Additional Property, such Parent First Opportunity Offer shall only apply to a sale or lease of such developed Buyer Additional Property as a whole (for example, a sale or lease of individual residential condominiums in a residential condominium complex developed on the Buyer Additional Property by Buyer or its Control Affiliate would not be subject to a Parent First Opportunity Offer). The Parent First Opportunity Offer, once made, shall constitute an irrevocable binding offer by Buyer or the applicable Control Affiliate of Buyer to sell or lease, as applicable, to Parent such Buyer Additional Property. Parent shall have fifteen (15) days after receipt of the Parent First Opportunity Offer within which to accept same in writing. If Parent timely accepts the Parent First Opportunity Offer, Buyer or the applicable Control Affiliate of Buyer shall sell or lease, as applicable, such Buyer Additional Property to Parent in accordance with the terms and conditions of the Parent First Opportunity Offer; provided, however, that such sale or lease shall be consummated within ninety (90) days of Parent’s acceptance of the Parent First Opportunity Offer. If Parent fails to timely accept the Parent First Opportunity Offer, Parent shall be deemed to have rejected same, and Buyer or the applicable Control Affiliate of Buyer shall be free to sell or lease, as applicable, such Buyer Additional Property to any third party on any terms; provided, however, that, in the case of a sale, if the sale price to such third party is less than that stated in the Parent First Opportunity Offer (the “Parent Purchase Price Floor”) or, in the case of a lease, if the rent and the length of the lease term to such third party are materially less favorable taken as a whole than that stated in the Parent First Opportunity Offer (the “Parent Lease Terms Floor”), then prior to entering into a binding agreement with such third party for an amount below the Parent Purchase Price Floor in the case of a sale or prior to entering into a binding agreement with such third party with a rent and length of lease term materially less favorable taken as a whole than the Parent Lease Terms Floor in the case of a lease, Buyer shall afford Parent fifteen (15) days’ notice to agree, in writing, to purchase or lease, as applicable, such Buyer Additional Property on the terms offered by the third party (including entering into a lease having substantially the same terms as the prospective third party lessee in the case of a lease), without any qualifications except, in the case of a sale, the obligation of Buyer or the applicable Control Affiliate of Buyer to convey title free and clear of any monetary encumbrances created by Buyer and its Control Affiliates or, in the case of a lease, a customer lender non-disturbance agreement. For purposes of clarity, this right of first offer shall not apply to pledge arrangements, or the grant of other security interests, made by Buyer of the Buyer Additional Property.

(d)      Right of First Negotiation.

(i)      In the event that during the period commencing at the Closing and ending upon the tenth (10th) anniversary of the Closing, either Parent or Buyer or any of their respective Control Affiliates proposes to enter into a joint venture with a third party with respect to, or engage a third party to manage, all or any portion of the Parent Additional Property (in the case of Parent and its Control Affiliates) or the Buyer Additional Property (in the case of Buyer and its Control Affiliates) for a use that is primarily related to lodging, food and beverage, retail or entertainment activities (a “Triggering Activity”) (such party, together with its Control Affiliates, the “ROFN Triggering Party”), the ROFN Triggering Party shall provide other party (such other party, together with its Control Affiliates, the “ROFN Counterparty”) with written notice of its intent to engage in a Triggering Activity, which notice shall set forth a reasonable summary of the proposed Triggering Activity, its concept and a reasonable, good faith estimate of its development cost (the “ROFN Notice”). For a period of thirty (30) days following receipt of the ROFN Notice (the “ROFN Period”), if and solely to the extent initiated by the ROFN Counterparty during the ROFN Period, the ROFN Counterparty and the ROFN Triggering Party shall, on an exclusive basis, negotiate in good faith with one another regarding a transaction pursuant to which the ROFN Counterparty would participate in such a joint venture or management arrangement with respect to such Parent Additional Property or Buyer Additional Property, as the case may be (the “ROFN Transaction”). Unless and until definitive documentation providing for the terms and conditions of a ROFN Transaction is executed and delivered by all parties thereto, (i) neither the ROFN Triggering Party nor any of its Control Affiliates except with respect to its obligation to negotiate in good faith on an exclusive basis as set forth above, shall have any obligation or liability whatsoever to the ROFN Counterparty with respect to any ROFN Transaction, including any obligation to enter into either a non-binding term sheet or letter of intent, or definitive documentation, providing for the terms and conditions of the ROFN Transaction, and (ii) the ROFN Counterparty shall not have any claim of any nature whatsoever (including any claim for breach of contract or detrimental reliance) in connection therewith.

(ii)      If at the expiration of the ROFN Period, the ROFN Triggering Party and the ROFN Counterparty have not entered into a non-binding term sheet or non-binding letter of intent with respect to a ROFN Transaction, the ROFN Triggering Party and its Control Affiliates may, without any other obligation or liability to the ROFN Counterparty with respect to such ROFN Transaction, seek to enter into a transaction constituting a Triggering Activity with any third party in the manner generally described in the ROFN Notice.

(iii)     If prior to the expiration of the ROFN Period, the ROFN Triggering Party and the ROFN Counterparty have entered into a non-binding term sheet or non-binding letter of intent with respect to a ROFN Transaction, then for a period of ninety (90) days following the execution of such non-binding term sheet or non-binding letter of intent (the “ROFN Definitive Documentation Period”), the ROFN Counterparty and the ROFN Triggering Party shall, on an exclusive basis, negotiate in good faith with one another regarding definitive documentation providing for the terms and conditions of the ROFN Transaction. Unless and until definitive documentation providing for the terms and conditions of the ROFN Transaction is executed and delivered by all parties thereto within such 90-day period, (i) the ROFN Triggering Party, except with respect to its obligation to negotiate in good faith on an exclusive basis as set forth above, shall have no obligation or liability whatsoever to the ROFN Counterparty with respect to the ROFN Transaction, including any obligation to enter into definitive documentation providing for the terms and conditions of the ROFN Transaction, and (ii) the ROFN Counterparty shall not have any claim of any nature whatsoever (including any claim for breach of contract or detrimental reliance) in connection therewith.

(iv)     If at the expiration of the ROFN Definitive Documentation Period, the ROFN Triggering Party and the ROFN Counterparty have not entered into definitive documentation to consummate a ROFN Transaction, the ROFN Triggering Party may, without any other obligation or liability to the ROFN Counterparty with respect to such ROFN Transaction, seek to enter into a transaction constituting a Triggering Activity with any third party in the manner generally described in the ROFN Notice.

(e)      For sake of clarity, Buyer’s rights of first offer and first negotiation under this Section 6.16 shall not apply to any development activities of the Parent Additional Property by Parent or its Control Affiliates, and Parent’s rights of first offer and first negotiation under this Section 6.16 shall not apply to any development activities of Buyer Additional Property by Buyer or its Control Affiliates.

Section 6.17.  Construction Issues. Prior to the Joinder Date, Parent will use its commercially reasonable efforts, to the extent permitted by applicable law, to cause the Company and the Member to, and after the Joinder Date until the Closing Date Parent shall cause the Company and the Member to, furnish to Buyer copies of any Conditional Waiver and Release Upon Progress Payment (a “Conditional Waiver”) received from the general contractor from the commencement of construction under the Construction Contract, a current form of which is attached hereto as Schedule 6.17, promptly after the date hereof (in case of Conditional Waivers received prior to the date hereof) or promptly after receipt thereof from the general contractor (in case of Conditional Waivers received after the date hereof).

Section 6.18.  Drainage Improvements.  Buyer acknowledges that Company has engineered and designed, and is in the process of installing, certain drainage improvements under and across the Leased Real Property, the Shared Space and adjacent roadways (collectively, the “Properties”) for the drainage into the Calcasieu River of surface waters accumulating on the Shared Space and the Leased Real Property. Said improvements include, without limitation, aboveground and underground pipes, storm drains and retention ponds on, across and under the Properties (collectively, the “Company Drainage Improvements”). The Company’s development of the Leased Real Property and the Company’s and Parent’s development of the Shared Space will create incidental increased drainage from the L’Auberge Lake Charles property which would flow into the Company Drainage Improvements. Prior to the Closing, Buyer shall not unreasonably withhold its consent to the Company’s recordation of a perpetual servitude for the benefit of PNK (Lake Charles), L.L.C. and its successors and assigns to allow for its/their continued use of the Company Drainage Improvements in a form reasonably acceptable to Buyer and Parent (the “Drainage Servitude”). The costs associated with the creation of the Drainage Servitude and the maintenance, repair and replacement of the sections of the Company Drainage Improvements which primarily benefit the Shared Space shall be shared equally by the Company and Parent. After the Closing, Buyer agrees to cause the Company to record said Drainage Servitude. The Drainage Servitude will include a duty on the part of the Company and PNK (LAKE CHARLES), L.L.C. to cooperate with respect to the construction of similar improvements on the Leased Real Property and/or the L’Auberge Lake Charles property in the future necessitated by future improvements to the respective Properties and the L’Auberge Lake Charles property including the filing of a perpetual servitude in connection therewith as provided herein for the benefit of the Leased Real Property. The Drainage Servitude will include a consent by the Company, in its capacity as the tenant under the Ground Lease, to the granting of the Drainage Servitude on, over, under or across the Leased Real Property and a subordination of the Ground Lease to the Drainage Servitude. The Drainage Servitude will also include consents by the Company and PNK (LAKE CHARLES), L.L.C., in their capacities as co-lessees of the Shared Space, to the granting of the Drainage Servitude on, over, under or across the Shared Space and a subordination of the Shared Space Servitude to the Drainage Servitude.

Section 6.19.  Five-Acre Parcel.  To the extent Buyer decides within twenty-four (24) months of the Opening to permit a Third Party to use a five-acre parcel along the east side of the Casino entrance road and immediately adjacent to the proposed Casino parking lot for the development of a non-casino hotel, Buyer agrees to inform the Member of such decision to provide the Member, who in turn, may be obligated to provide Creative Casinos, LLC under the Creative Purchase Agreement, a good faith opportunity to participate in the process whereby Buyer grants such rights to operate such a non-casino hotel on such five-acre parcel. After such twenty-four month period Buyer shall have no obligation to inform the Member of any decision to allow a Third Party to develop such five-acre parcel or to allow the Member (or Creative Casinos, LLC) to participate in any related process.

Section 6.20.    Delivery of Audited Financial Statements.    Prior to the Joinder Date Parent will use its commercially reasonable efforts to cause the Member and the Company to, and after the Joinder Date the Member and the Company will, reasonably cooperate with the parties in order to enable Parent to deliver to Buyer as promptly as practical, but in any event within sixty (60) days after the date hereof, audited financial statements for the Company for the 2012 calendar year; it being understood that no representation or warranty is made that GAAP-compliant financial statements for the Company exist for the period prior to July 16, 2012. The cost of such audit shall be paid by Parent and included in Member Costs.

Section 6.21.    Contribution of Trademarks to Management Company.    At or prior to Closing, (a) Parent shall cause Ameristar and its Affiliates to contribute to the Management Company (as defined in the Shared Space Term Sheet) any names, service marks, trademarks, trade names, domain names and other intellectual property owned by them associated with the brand “Mojito Pointe” and (b) Parent shall, or shall cause its Affiliates to, contribute to the Management Company any names, service marks, trademarks, trade names, domain names and other intellectual property owned by them associated with the brand “Sugarcane Bay.”

Section 6.22.    Negotiation of the Shared Space Agreements.    Buyer and Parent agree to prepare and negotiate in good faith, prior to Closing so as to be ready for execution concurrently with and conditioned upon the Closing, definitive forms of the Shared Space Agreements consistent with those described in the Shared Space Term Sheet. Once the Shared Space Agreements are in final form, Buyer and Parent shall cause their respective Affiliates who are party to such Shared Space Agreements to execute and deliver same concurrently with and conditioned upon the Closing. Buyer and Parent agree to use commercially reasonable efforts to work together and cooperate with respect to seeking the District’s approval of the Shared Space Agreements to which the District would be a party.

Section 6.23.    LGCB Deposit.    Buyer and Parent acknowledge that the Member and Ameristar have deposited $25,000,000 in an account owned by Ameristar (together with all interest accrued thereon, the “LGCB Escrow Amount”) pursuant to the Statement of Conditions pursuant to an Escrow Agreement dated June 25, 2012 (the “LGCB Escrow Agreement”).

(a)        The parties shall use reasonable best efforts to seek the consent of the LGCB to the continued maintenance of the LGCB Escrow Amount in an account owned by Ameristar (or Parent after the Merger) pursuant to the LGCB Escrow Agreement (with appropriate amendments to the LGCB Escrow Agreement if necessary), including that the LGCB Escrow Amount shall be disbursed to Parent in accordance with Section 4.b. of the Escrow Agreement (which provides that the LGCB Escrow Amount shall be disbursed to Ameristar upon receipt by Ameristar of written notice from the LGCB in accordance with Condition 7 of the Statement of Conditions and gaming operations have commenced at the Casino). If the LGCB, prior to Closing, consents to the continued maintenance of the LGCB Escrow Amount in an account owned by Ameristar (or Parent after the Merger) pursuant to the LGCB Escrow Agreement, then from and after Closing the LGCB Escrow Amount shall continue to be held in such account and not be included in the calculation of the Purchase Price. Following the Closing and upon satisfaction of the conditions described in Section 4.b. of the LGCB Escrow Agreement, Parent may immediately direct the disbursement of the LGCB Escrow Amount to itself. Following the Closing, in the event that the LGCB Escrow Amount (or any portion thereof) is disbursed to the LGCB under the LGCB Escrow Agreement or the Statement of Conditions or the LGCB issues a written notice or other communication stating that the LGCB Escrow Amount (or any portion thereof) is required to be disbursed to the LGCB, Buyer and the Company shall, jointly and severally, indemnify, defend and hold Parent and the Member harmless from the loss of the LGCB Escrow Amount and in all events shall be obligated, jointly and severally, to pay to Parent an amount equal to the LGCB Escrow Amount (without offset or deduction) by wire transfer in immediately available funds within five (5) Business Days of the earlier of (i) the disbursement to the LGCB of the LGCB Escrow Amount or the (ii) such written notice or other communication stating that the LGCB Escrow Amount is required to be disbursed to the LGCB.

(b)      If the LGCB instead requires Ameristar, Parent and/or the Member to assign the LGCB Escrow Agreement to Buyer or that Buyer enter into a new escrow agreement with the LGCB (the “Buyer Escrow Agreement”), then at Closing the LGCB Escrow Amount shall be transferred to an account owned by Buyer and subject to the LGCB Escrow Agreement or the Buyer Escrow Agreement, and the LGCB Escrow Amount shall be included in the calculation of the Purchase Price (except that such portion of the Purchase Price shall be paid in accordance with this Section 6.23(b) and not Section 1.5). Following the Closing and upon satisfaction of the conditions described in Section 4.b. of the LGCB Escrow Agreement or the analogous provision of the Buyer Escrow Agreement, Buyer shall direct that the LGCB Escrow Amount be disbursed to Parent as soon as practicable (and in no event later than five (5) Business Days) after commencement of gaming operations. Following the Closing, in the event that the LGCB Escrow Amount (or any portion thereof) is disbursed to the LGCB under the LGCB Escrow Agreement or the Buyer Escrow Agreement or the Statement of Conditions, or the LGCB issues a written notice or other communication stating that the LGCB Escrow Amount (or any portion thereof) is required to be disbursed to the LGCB, Buyer and the Company shall, jointly and severally, indemnify, defend and hold Parent and the Member harmless from the loss of the LGCB Escrow Amount and in all events shall be obligated, jointly and severally, to pay to Parent an amount equal to the LGCB Escrow Amount (without offset or deduction) by wire transfer in immediately available funds within five (5) Business Days of the earlier of (i) the disbursement to the LGCB of the LGCB Escrow Amount or the (ii) such written notice or other communication stating that the LGCB Escrow Amount is required to be disbursed to the LGCB.

(c)      In the event that the LGCB requires that the LGCB Escrow Amount be held and/or disbursed in a manner other than as described in Section 6.23(a) or Section 6.23(b), then the parties shall negotiate an equitable agreement regarding the maintenance and disbursement of the LGCB Escrow Amount and/or an indemnity from Buyer and the Company in favor of Parent and the Member with respect thereto, which shall reflect as nearly as possible the economic substance of Section 6.23(a) and Section 6.23(b).

(d)      Notwithstanding anything in this Agreement to the contrary, if, after the Closing, the LGCB Escrow Amount is not paid to Parent by the date that is twenty-one (21) months following the date hereof (whether or not the LGCB Escrow Amount has been disbursed to the LGCB and notwithstanding any dispute with the LGCB with respect to the disbursement of the LGCB Escrow Amount that may then be existing), Buyer and the Company shall be obligated, jointly and severally, to pay to Parent an amount equal to the LGCB Escrow Amount (without offset or deduction) by wire transfer in immediately available funds on such date in accordance with instructions provided by Parent. If, after Parent has received such payment from Buyer and/or the Company, the LGCB Escrow Amount is disbursed to Parent, then Parent shall promptly pay the LGCB Escrow Amount to Buyer.

(e)      At any time, so long as neither Buyer nor the Company is or would be required to make a payment or post collateral in lieu of the LGCB Escrow Amount or any portion thereof, Parent may make a request (and at Parent’s reasonable request, Buyer shall make a good faith request) of the LGCB that the LGCB release a portion of the LGCB Escrow Amount from the Escrow Agreement or Buyer Escrow Agreement. Any time all or any portion of the LGCB Escrow Amount is released to Buyer, Buyer shall promptly pay such released amount to Parent.

Section 6.24.  Assumption of Obligation to Pay Architect’s Holdback. Buyer and Parent acknowledge that $480,211 (the “Architect’s Holdback Amount”) was deducted and held back from the purchase price that Ameristar paid pursuant to the Creative Purchase Agreement pending resolution of outstanding liabilities owed to Bergman Walls & Associates, Ltd., which had not been discharged by the closing of the Creative Purchase Agreement, pursuant to a letter agreement dated July 16, 2102 between Creative Casinos, LLC, the Company and Ameristar (the “Architect’s Holdback Agreement”). In the event that Architect’s Holdback Amount has not been paid by Ameristar or its Affiliates prior to the Closing, Buyer and Parent agree that upon the Closing, (i) Parent shall assign to Buyer all of its rights and obligations under the Architect’s Holdback Agreement (and under any escrow agreement that Ameristar may enter into with Creative Casinos, LLC pursuant to the Architect’s Holdback Agreement relating to the Architect’s Holdback Amount) and the Architect’s Holdback Amount shall not be included in Member Costs for purposes of calculating the Purchase Price and (ii) Buyer shall assume all of Parent’s obligations under the Architect’s Holdback Agreement (and under any escrow agreement that Ameristar may enter into with Creative Casinos, LLC pursuant to the Architect’s Holdback Agreement relating to the Architect’s Holdback Amount), including the obligation to pay the Architect’s Holdback Amount when due and shall indemnify, defend and hold Parent and the Member harmless from any claims arising out of the Architect’s Holdback Agreement; provided, however, that any such escrow agreement referred to in the foregoing clauses (i) and (ii) that is entered into after the Joinder Date shall be approved by Buyer (such approval not to be unreasonably withheld).

Section 6.25.  FTC Approval.    All terms and conditions of this Agreement shall be subject to FTC approval.

(a)      Each party hereto agrees to accept such changes to this Agreement as shall be required by the FTC and execute promptly an appropriate amendment to this Agreement; provided, however, if the FTC requires any change to this Agreement that would adversely affect the economics of the transactions contemplated by this Agreement or materially and adversely affect the other rights or obligations of a party under the terms of this Agreement, in the reasonable opinion of the party that would be adversely affected, the party that would be adversely affected (the “Affected Party”) may elect not to execute an appropriate amendment to this Agreement reflecting such changes (the “Amendment”), and, in such case, the parties hereto shall take the actions set forth in Section 6.25(b) below.

(b)      If the Affected Party elects not to execute an Amendment pursuant to Section 6.25(a), then the parties hereto shall, in good faith, use their respective commercially reasonable efforts to reach prompt (but in any event within seven (7) days after receiving the FTC’s request to make the required changes) mutual agreement with respect to such changes, including, without limitation, to adjust the Purchase Price to offset the adverse economics to the extent the Affected Party recognizes an equivalent benefit through such change. If the parties hereto, after complying with the preceding sentence, are unable to reach mutual agreement with respect to such changes within such seven-day period, then either party may elect to terminate this Agreement.

Section 6.26.  Provision of Electronic Gaming Devices.    Following the Closing, promptly after requested by Buyer, Parent shall (a) convey to Buyer, free and clear of any Lien, with a standard form bill of sale, and (b) deliver to Buyer’s duly licensed and authorized slot machine refurbisher of Buyer’s choice, at no cost (including the cost of shipping to the refurbisher), two hundred fifty (250) used electronic gaming devices (consisting of slot machines and/or video poker machines) from the inventory of Parent and its Affiliates as mutually identified by the parties reasonably and in good faith (the “Gaming Devices”). The Gaming Devices are being sold and conveyed to Buyer, and Buyer agrees to accept the Gaming Devices, without representation or warranty, except that the Gaming Devices shall (x) be conveyed to Buyer free and clear of any Lien, (y) be in good working order, “parts complete” and (z) be of a type and manufacture so as, once refurbished or converted (if necessary) by Buyer at Buyer’s expense, to be acceptable to the Louisiana State Police Gaming Division for use in Louisiana. In the event of a dispute regarding the Gaming Devices, the parties shall use commercially reasonable efforts to resolve such dispute.

Section 6.27.  Escrow Amount under the Creative Purchase Agreement.  The “Escrow Amount” under the Creative Purchase Agreement shall be included in the Purchase Price. To the extent that the Member or any of its Affiliates recovers any portion of such Escrow Amount, Member shall promptly pay such amount over to Buyer, except as described herein. In the event that Buyer asserts an indemnifiable Claim against Parent or Member under ARTICLE X pertaining to a matter for which Member or its Affiliates makes a recovery against such Escrow Amount under the Creative Purchase Agreement and pays such amount to Buyer, such payment may be applied to satisfy in whole or in part such Claim by Buyer. To the extent that Parent or Member has previously made a payment to Buyer in respect of such Claim, Parent and Member may retain any such recovery subsequently received from such Escrow Amount pertaining to such matter.

Section 6.28.  Release of Ameristar and Parent under Guaranty Agreement with Respect to Ground Lease.  Parent may seek to cause the District to release Ameristar and Parent from all further obligations under the Guaranty Agreement concurrently with the Closing; provided, that neither Buyer nor the Company shall have any obligations in connection therewith other than the Company’s current obligations under the Ground Lease.

Section 6.29.    Release of Ameristar, Parent and the Member under the Statement of Conditions. Parent may seek to cause the LGCB to release Ameristar, Parent and the Member from all further obligations under the Statement of Conditions concurrently with the Closing; provided, that neither Buyer nor the Company shall have any obligations in connection therewith other than the Company’s current obligations under the Statement of Conditions.

Section 6.30.    Further Assurances. Each of the parties, at all times and from time to time after the Closing, and upon reasonable written request to do so, will use its commercially reasonable efforts (which shall not include any obligation to make payments, except to the extent specifically required elsewhere in this Agreement) to make, do, execute, deliver, acknowledge or cause to be made, done, executed, delivered and acknowledged, all such further acts, deeds, instruments, conveyances, assurances, and things as may be required to effectuate and carry out the transactions contemplated by this Agreement.

ARTICLE VII.

CONDITIONS TO THE OBLIGATIONS

OF BUYER TO EFFECT THE CLOSING

The obligations of Buyer required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Buyer as provided herein except as otherwise required by applicable Law:

Section 7.1.      Representations and Warranties; Agreements; Covenants.

(a)        The representations and warranties of Parent set forth herein shall be true and correct both as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or another similar qualification set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby. Each of the obligations of Parent required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with as of the Closing, except where the failure to duly perform or comply with such obligations does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby. At the Closing, Buyer shall have received a certificate, dated the Closing Date and duly executed by an authorized officer of Parent to the effect that the condition set forth in the preceding two sentences has been satisfied.

(b)        Each of the representations and warranties of the Company or the Member contained in Section 3.1(a) (first and last sentences only) (Organization and Good Standing), 3.2 (Capitalization), 3.3(a)-(c) (Authority, Approvals, Enforceability and Consents), Section 3.17

(Title to Assets), 4.1 (Ownership of Membership Interests; Title), and 4.2 (Capacity, Enforceability and Consents) of this Agreement that are qualified as to materiality or by reference to Material Adverse Effect or another similar materiality qualification shall be true and correct, and such representations and warranties of the Company or the Member that are not so qualified shall be true and correct in all material respects, in each case both as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). Subject to the right to cure provided in Section 9.1(b), all of the other representations and warranties of the Company and the Member set forth herein shall be true and correct both as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or another similar materiality qualification set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the obligations of the Company and the Member required by this Agreement to be performed by one or more of them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing, except where the failure to duly perform or comply with such obligations does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. At the Closing, Buyer shall have received a certificate, dated the Closing Date and duly executed by an authorized officer or manager of the Member to the effect that the conditions set forth in the three preceding sentences have been satisfied.

Section 7.2.    Authorization; Consents.  All consents, amendments, approvals (including Gaming Approvals), findings of suitability, licenses, permits, orders or authorizations of and registrations, declarations, extensions or filings with any Government Authority with jurisdiction in respect of the Gaming Laws (including the LGCB) or other Laws (including the FTC) required or necessary in connection with the transactions contemplated by this Agreement (including consents, amendments or approvals required with respect to the consummation of the transactions contemplated by this Agreement under (i) the Statement of Conditions, and (ii) certain of the Shared Space Agreements) shall have been obtained or made and shall be in full force and effect. All other notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required to consummate the transactions contemplated hereby and all other consents and waivers required to consummate the transactions contemplated hereby (other than consents and waivers that, if not obtained, would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect) shall have been made or obtained.

Section 7.3.    Injunction; Litigation; Legislation.  (a) No party hereto shall be subject to any order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of the transactions contemplated hereby or by the other Transaction Documents, (b) no Claim shall have been instituted before any arbitrator, court or other Government Authority to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby or by the other Transaction Documents, (c) none of the parties hereto or any of their Affiliates shall have received written notice from any Government Authority of (i) its intention to institute any Claim to restrain, enjoin or nullify this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, or to commence any investigation into the consummation of the transactions contemplated hereby or thereby, or (ii) the actual commencement of such a Claim or investigation, (d) there shall not be any pending or threatened Claim by any Person which could reasonably be expected to limit or materially adversely affect Buyer’s ability effectively to exercise full rights of ownership of the Membership Interests, and no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated or enacted by any Government Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby or thereby.

Section 7.4.    Delivery of Transaction Documents.  Buyer shall have received each of the documents listed in Sections 1.5(a), 1.5(c) and 1.5(d) and the documents to be delivered under Section 6.20 to the extent not previously delivered.

Section 7.5.    Shared Space Agreements.  PNK (LAKE CHARLES), L.L.C., and any other Parent Affiliates and the District shall have executed and delivered to Buyer all Shared Space Agreements to which each such entity is a party.

Section 7.6.    Transfer of Affiliate Assets.  The Affiliate Assets designated as being subject to this Section 7.6 on Schedule 3.17 shall have been transferred to the Company in accordance with Section 6.9 of this Agreement to the reasonable satisfaction of Buyer.

Section 7.7.    No Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event or circumstance which has resulted, or which would reasonably be expected to result in, a Material Adverse Effect with respect to the Company.

Section 7.8.    Termination of Guaranties and Release of Liens.  As provided in Section 6.15, Buyer shall have received evidence reasonably satisfactory to Buyer (including instruments of release from the applicable lenders and UCC-3 termination statements or equivalent instruments) that all obligations (including guarantee obligations) by the Company in respect of Loan Obligations prior to Closing have been terminated and all Liens on the Membership Interests and/or the Company’s assets securing such Loan Obligations have been released.

ARTICLE VIII.

CONDITIONS TO THE OBLIGATIONS OF PARENT AND THE

MEMBER TO EFFECT THE CLOSING

The obligations of Parent and the Member required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Parent as provided herein except as otherwise required by applicable Law:

Section 8.1.    Representations and Warranties; Agreements; Covenants.    The representations and warranties of Buyer set forth herein shall be true and correct both as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or another similar qualification set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Each of the obligations of Buyer required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Parent and the Member shall have received a certificate, dated the Closing Date and duly executed by an authorized officer of Buyer to the effect that the condition set forth in the preceding two sentences has been satisfied.

Section 8.2.    Authorization; Consents.  All consents, approvals, findings of suitability, licenses, permits, orders or authorizations of and registrations, declarations or filings with any Government Authority with jurisdiction in respect of the Gaming Laws (including the LGCB) or other Laws (including the FTC) required or necessary in connection with the transactions contemplated by this Agreement (including consents, amendments or approvals required with respect to the consummation of the transactions contemplated by this Agreement under (i) the Statement of Conditions, and (ii) certain of the Shared Space Agreements) shall have been obtained or made and shall be in full force and effect. All other notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required to consummate the transactions contemplated hereby and all other consents and waivers required to consummate the transactions contemplated hereby (other than consents and waivers that, if not obtained, would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect) shall have been made or obtained.

Section 8.3.    Injunction; Litigation; Legislation.  (a) No party hereto shall be subject to any order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of the transactions contemplated hereby or by the other Transaction Documents, (b) no Claim shall have been instituted before any arbitrator, court or other Government Authority to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby or by the other Transaction Documents, (c) none of the parties hereto or any of their Affiliates shall have received written notice from any Government Authority of (i) its intention to institute any Claim to restrain, enjoin or nullify this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, or to commence any investigation into the consummation of the transactions contemplated hereby or thereby, or (ii) the actual commencement of such a Claim or investigation, (d) there shall not be any pending or threatened Claim by any Person which could reasonably be expected to limit or materially adversely affect Buyer’s ability effectively to exercise full rights of ownership of the Membership Interests, and no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated or enacted by any Government Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby or thereby.

Section 8.4.    Delivery of Transaction Documents.  Parent and the Member shall have received each of the documents listed in Section 1.5(b) and (c).

Section 8.5.    Purchase Price.   The Member shall have received the Closing Date Purchase Price, including the cash portion thereof and the Deferred Amount Note duly executed by the Company.

Section 8.6.    Shared Space Agreements.   Buyer, any other Buyer Affiliate and the District shall have executed and delivered to Parent all Shared Space Agreements to which each is a party.

Section 8.7.    Termination of Guaranties and Release of Liens.  Parent and the Member shall have received evidence reasonably satisfactory to Parent (including instruments of release from the applicable lenders and UCC-3 termination statements or equivalent instruments) that all guaranties by the Company’s parent entities prior to Closing of indebtedness of the Company, if any, have been terminated and all Liens on assets of the Company’s parent entities prior to Closing securing such guaranties have been released.

Section 8.8.    Merger.  The Merger shall have been consummated.

Section 8.9.    Release of Ameristar and Parent under Guaranty Agreement with Respect to Ground Lease.  The District shall have executed and delivered to Parent documents in form and substance reasonably satisfactory to Parent sufficient to release Ameristar and Parent from all further obligations and liability under the Guaranty Agreement concurrently with the Closing; provided that Parent agrees to waive the condition for a release if in lieu thereof Buyer provides to Parent an undertaking, reasonably acceptable to Parent, to indemnify, defend and hold harmless Parent and its Affiliates from all such obligations and liability.

Section 8.10.  Release of Ameristar, Parent and Member under the Statement of Conditions.   The LGCB shall have executed and delivered to Parent documents in form and substance reasonably satisfactory to Parent sufficient to release Ameristar, Parent and the Member from all further obligations and liability under the Statement of Conditions concurrently with the Closing; provided that Parent agrees to waive the condition for a release if in lieu thereof Buyer provides to Parent an undertaking, reasonably acceptable to Parent, to indemnify, defend and hold harmless Parent and its Affiliates from all such obligations and liability.

Section 8.11.  Assignment and Assumption of Design Services Agreement.   Bergman Walls & Associates, Ltd. shall have executed and delivered to Parent documents in form and substance reasonably satisfactory to Parent sufficient to assign the Design Services Agreement from Ameristar to the Company and for the Company to assume all obligations under the Design Services Agreement and for Bergman Walls & Associates, Ltd. to release Ameristar and Pinnacle from all obligations and liability thereunder; provided that Parent agrees to waive the requirement for a release if in lieu thereof Buyer provides to Parent an undertaking, reasonably acceptable to Parent, to indemnify, defend and hold harmless Parent and its Affiliates from all such obligations and liability.

ARTICLE IX.

TERMINATION

Section 9.1.    Termination.

(a)      This Agreement may be terminated at any time prior to the Closing:

(i)       by mutual consent of Buyer and Parent;

(ii)      by Buyer or Parent, if the Closing shall not have taken place on or prior to the date that is six (6) months from the date hereof (the “Termination Date”), or such later date as shall have been approved by Buyer and Parent; provided, however, that if the Closing shall not have occurred by the Termination Date primarily due to the failure to satisfy one or more of the conditions set forth in Section 7.2 or Section 8.2 and the satisfaction of such conditions remains reasonably possible, then either Parent or Buyer shall have the right, exercisable in their sole discretion, to extend the Termination Date by giving written notice to Buyer or Parent, as the case may be, until the date that is eight (8) months from the date hereof; provided, further, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to (x) Buyer if the failure by Buyer to perform any covenant or obligation under this Agreement or the breach by Buyer of a representation or warranty contained in or made pursuant to this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date or (y) Parent if the failure by Parent, the Member or the Company to perform any covenant or obligation under this Agreement or the breach by Parent, the Member or the Company of a representation or warranty contained in or made pursuant to this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(iii)     by Parent or Buyer if the LGCB or any other Gaming Authority has made a final non-appealable written determination that such Gaming Authority will not issue to Buyer all Gaming Approvals necessary to consummate the transactions contemplated hereby, or by Parent if Buyer withdraws any application for Gaming Approvals or ceases to actively pursue such Gaming Approvals; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(iii) shall not be available to (x) Buyer if the failure by Buyer to perform any covenant or obligation under this Agreement or the breach by Buyer of a representation or warranty contained in or made pursuant to this Agreement has been the cause of or resulted in such Gaming Authority making such determination not to issue to Buyer such Gaming Approvals or (y) Parent if the failure by Parent, the Member or the Company to perform and covenant or obligation under this Agreement or the breach by Parent, the Member or the Company of a representation or warranty contained in or made pursuant to this Agreement has been the cause of or resulted in such Gaming Authority making such determination not to issue to Buyer such Gaming Approvals;

(iv)     by Buyer or Parent if the FTC does not approve the Agreement or the Buyer, or if any court of competent jurisdiction in the United States or other

Government Authority (other than a Gaming Authority, which shall be governed by Section 9.1(a)(iii)) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any other Transaction Document, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(iv) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or materially contributed to, such action;

(v)      by Buyer, if there has been any violation or breach by Parent, Company or the Member of any representation, warranty, covenant or obligation of or by Parent, the Company or the Member contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Buyer under Article VII impossible and such violation or breach has not been waived by Buyer;

(vi)     by Parent, if there has been a violation or breach by Buyer of any representation, warranty, covenant or obligation of or by Buyer contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Parent or the Member impossible and such violation or breach has not been waived by Parent;

(vii)    by Parent or Buyer upon any termination of the Merger Agreement prior to the closing thereunder; and

(viii)   by Parent or Buyer pursuant to Section 6.25.

(b)      If Buyer or Parent shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other parties specifying the provision hereof pursuant to which such termination is made (“Termination Notice”); provided, however, that prior to the delivery of a Termination Notice pursuant to Section 9.1(a)(v) or (vi) on the grounds that there has been a violation or breach of one or more representations, warranties, covenants and agreements, the terminating party shall have provided the defaulting party written notice thereof of not less than thirty (30) days to cure such violation or breach, other than with respect to a violation or breach of a representation and warranty which by its nature is incurable (other than as to its accuracy as of the date of this Agreement); provided further, if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Termination Date, and Parent, the Member, the Company or the Buyer, as applicable, is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to Section 9.1(a)(v) or (vi).

Section 9.2.    Effect of Termination.    If this Agreement is terminated prior to the Closing Date pursuant to Section 9.1, all obligations of the parties hereunder (except for this Section 9.2 and Sections 1.1, 9.3, 9.4, 6.2, 11.1, 11.2, 11.3, 11.5, and 11.8 through 11.16) shall terminate without liability of any party (or its partners, members, shareholders, directors, managers or officers) to any other party, and each party shall pay all of its own expenses incurred in connection herewith; provided, however, that (a) nothing in this Section 9.2 shall relieve any party from liability for such party’s actual fraud or willful breach, and (b) unless and to the extent Parent is entitled to receive the Liquidated Damages Amount pursuant to Section 9.3, Buyer shall be entitled to return of the Pre-Closing Deposit together with all income earned thereon (but excluding any Change Order Amount and Buyer Change Reversal Costs included in the Pre-Closing Deposit, which instead shall be disbursed in accordance with Section 6.14), upon Buyer’s delivery of a written instruction to the Deposit Escrow Agent to pay such amount pursuant to the Deposit Escrow Agreement.

Section 9.3.    Liquidated Damages.  If this Agreement is terminated (A) by Parent pursuant to Section 9.1(a)(vi), (B) by Parent or Buyer pursuant to Section 9.1(a)(ii) or (iv), in each case, where such termination event has been caused by or occurs as a result of a violation or breach by Buyer of any of its representations, warranties, covenants or obligations hereunder, or (C) by Parent or Buyer pursuant to Section 9.1(a)(iii), then in each case Parent shall deliver a written instruction to the Deposit Escrow Agent to pay to Parent, and Parent shall be paid, from escrow the Pre-Closing Deposit plus the income earned thereon (but excluding any Change Order Amount and Buyer Change Reversal Costs included in the Pre-Closing Deposit, which instead shall be disbursed in accordance with Section 6.14) (such sum, the “Liquidated Damages Amount”) as liquidated damages, in full settlement of any damages of any kind or nature that Parent, the Member or the Company may suffer or allege to suffer as a result thereof, it being understood and agreed that the amount of liquidated damages represents the parties’ reasonable estimate of actual damages and does not constitute a penalty. In the event that Parent is entitled to liquidated damages, the Liquidated Damages Amount shall be paid to Parent in satisfaction of Buyer’s liability for liquidated damages under this Section 9.3. The payment to Parent of the Liquidated Damages Amount pursuant to this Section 9.3 shall be liquidated damages and upon payment of the Liquidated Damages Amount to Parent, Parent, the Member and the Company shall be precluded from exercising any other right or remedy available under this Agreement, applicable law or otherwise, except that Parent shall be entitled to recover reasonable attorneys’ fees and court costs in addition to the Liquidated Damages Amount if the Member has to institute an action to recover the Liquidated Damages Amount.

Section 9.4.    Break-up Fee.  In the event this Agreement is terminated (a) pursuant to either Section 9.1(a)(v) or (vii), or (b) because the Merger has not been consummated prior to the Termination Date, in addition to Buyer’s receipt of the Pre-Closing Deposit and all income thereon (but excluding any Change Order Amount and Buyer Change Reversal Costs included in the Pre-Closing Deposit, which instead shall be disbursed in accordance with Section 6.14), Parent will promptly pay to Buyer $1,000,000.00 (the “Break-Up Fee”) by wire transfer of immediately available funds. The parties further agree that the damages that would be caused to Buyer from the termination of this Agreement pursuant to the above-mentioned Sections are uncertain, but that the payment amount of Break-Up Fee is a reasonable estimate as of the date of this Agreement of the direct, indirect and opportunity costs and expenses Buyer will incur in preparing to enter into the proposed transaction, and not a penalty.

ARTICLE X.

SURVIVAL AND INDEMNIFICATION

Section 10.1.  Survival.  All representations, warranties, covenants and agreements contained in this Agreement or in any other Transaction Document shall survive (and not be affected in any respect by) the Closing, any investigation conducted by or on behalf of any party hereto and any information which any party may receive or have. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no Claim with respect thereto may be brought after, the 18-month anniversary of the Closing Date; provided, however, that: (a) the representations and warranties contained in Sections 2.1 (Organization and Good Standing), 2.2(a), 2.2(b), 2.2(c) and (d)(i) and (iii)-(v) (Authority, Approvals, Enforceability and Consents), 3.1(a) (first and last sentences only) (Organization and Good Standing), 3.2 (Capitalization), 3.3(a), (b), (c) and 3.3(d)(i) and (iii) – (v) (Authority, Approvals, Enforceability and Consents), 4.1 (Ownership of Membership Interests, Title), 4.2(a), (b), (c) and 4.2(e)(i) and (iii)-(v) (Capacity, Enforceability and Consents), 5.1 (Organization and Good Standing) and 5.2(a), (b), (c) and 5.2(d)(i) and (iii)-(iv) (Authority, Approvals, Enforceability and Consents) and the indemnity obligations for the breach of such representations and warranties shall survive indefinitely; and (b) the representations and warranties contained in Sections 2.4 (Brokers), 3.7 (Taxes), 3.15 (Environmental Matters), Section 3.18 (Brokers), 4.4 (Brokers) and 5.4 (Brokers) and the indemnity obligations for the breach of such representations and warranties shall survive until 60 days following the expiration of the applicable statutes of limitation. The representations and warranties and the applicable indemnity obligations for breach thereof that terminate pursuant to this Section 10.1, and the liability of any party to this Agreement with respect thereto pursuant to this Article X, shall not terminate with respect to any Claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party setting forth the facts upon which the claim for indemnifications is based prior to the expiration of the applicable survival period.

Section 10.2.  Indemnification.  From and after Closing, the parties shall indemnify each other as set forth below:

(a)      Parent and the Member shall, jointly and severally, indemnify and hold harmless Buyer, its Affiliates (including from and after the Closing, the Company) and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)       any breach as of the date of this Agreement of any representation or warranty of the Member and the Company contained in Article III of this Agreement or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by Parent, the Member or the Company in connection therewith at or in connection with the Closing, or any third party allegation or Claim based upon facts that, if true, would constitute such a breach;

(ii)      (A) the breach by Parent of, or the failure by Parent to perform, any of its covenants or agreements contained in this Agreement to cause the Member or the Company to take or not take any action, (B) the breach by the Member of, or the failure by the Member to perform, any of its covenants or agreements contained in this Agreement to cause the Company to take or not take any action and (C) the breach by the Company of, or the failure by the Company to perform, any of its covenants or agreements contained in this Agreement;

(iii)     any Transaction Expenses incurred by the Company; or

(iv)     any obligations or liabilities of the Member, its equity holders or its Affiliates (other than the Company) of any kind whatsoever, other than obligations related to the design, development, construction or operation of the Casino prior to the Closing specifically assumed by Buyer (and which such limitation shall in no way limit Parent and the Member’s other indemnification obligations hereunder or create additional obligations of the Company or Buyer);

provided, however, that other than for fraud or intentional misrepresentation or with respect to Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of any breach of any of the Specified Cap Representations, the cumulative aggregate indemnity obligation of Parent and the Member with respect to the matters referred to in this Section 10.2(a) and Sections 10.2(b) and 10.2(c) shall in no event exceed $20,000,000 (the “Cap Amount”).

(b)      Parent and the Member shall, jointly and severally, indemnify and hold harmless Buyer Indemnified Parties from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)       any breach as of the date of this Agreement of any representation or warranty of the Member contained in Article IV of this Agreement or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by Parent or the Member in connection therewith at or in connection with the Closing, or any Third Party Claim based upon facts that, if true, would constitute such a breach); or

(ii)      the breach by the Member of, or the failure by the Member to perform, any of its covenants or agreements contained in this Agreement.

(c)      Parent shall indemnify and hold harmless Buyer Indemnified Parties from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)       any breach as of the date of this Agreement or the Closing Date of any representation or warranty of Parent or the Member contained in Article II of this Agreement or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by Parent in connection therewith at or in connection with the Closing, or any Third Party Claim based upon facts that, if true, would constitute such a breach); or

(ii)      the breach by Parent of, or the failure by Parent to perform, any of its covenants or agreements contained in this Agreement.

(d)      The indemnification provided for in Sections 10.2(a), 10.2(b) and 10.2(c) shall be subject to the following limitations: neither Parent nor the Member shall be liable to Buyer Indemnified Parties for indemnification under Sections 10.2(a), 10.2(b) and 10.2(c) until the aggregate amount of all Losses in respect of indemnification under Sections 10.2(a), 10.2(b)

and 10.2(c) exceeds $1,000,000 (the “Basket”), in which event Parent and the Member shall be required to pay or be liable for all such Losses to the extent they exceed such amount.

(e)      Notwithstanding anything to the contrary contained herein, neither the Cap Amount nor the Basket shall apply to indemnification claims relating to (i) any Lender Liens or Loan Obligations, (ii) Transaction Expenses of any party other than Buyer, (iii) claims from third parties related to non-payment of any Member Costs that were included in the calculation of the Purchase Price and (iv) any claims by Creative Casinos, LLC under the Creative Purchase Agreement (unless arising from or caused by a breach by Buyer of this Agreement).

(f)      Buyer agrees that it shall indemnify and hold harmless Parent, the Member and their respective Affiliates (excluding the Company) and Representatives (collectively, the “Parent Indemnified Parties”) from and against any Losses based upon, to the extent arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)       the breach as of the date of this Agreement or the Closing Date of any representation or warranty of Buyer contained in Article IV of this Agreement or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by Buyer in connection therewith at or in connection with the Closing or any third party allegation or Claim based upon facts that, if true, would constitute such a breach;

(ii)      the breach by Buyer of, or the failure by Buyer to perform, any of its covenants or agreements contained in this Agreement;

(iii)     all obligations and liabilities in respect of the Affiliate Assets (other than Affiliate Assets not assigned to Buyer or the Company pursuant to Section 6.9), except to the extent included in the calculation of the Purchase Price; and

(iv)     any accounts payable incurred by the Member or any of its Affiliates (other than the Company) in connection with the development, construction, Opening and licensing of the Casino in accordance with the Budget that are assumed or agreed to be paid by Buyer or the Company pursuant to this Agreement (other than as part of the Purchase Price).

Section 10.3.  Indemnification Procedures.

(a)      If any Buyer Indemnified Party, on the one hand, or any Parent Indemnified Party, on the other hand (the “Indemnified Party”), has a Claim or receives actual notice of any Claim, or the commencement of any Claim that could give rise to an obligation on the part of the Member (or, prior to the Closing, the Company), on the one hand, or Buyer, on the other hand, other than a Third Party Claim, to provide indemnification (the “Indemnifying Party”) pursuant to this Article IX, the Indemnified Party shall promptly give the Indemnifying Party notice thereof (the “Indemnification Claim Notice”); provided, however, that the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually materially damages the Indemnifying Party; provided, further, however, that during the ten (10)-Business Day period following delivery of an Indemnification Claim Notice, the Indemnifying Party and the Indemnified Party shall seek in good faith to resolve any differences they have with respect to the matters set forth in such Indemnification Claim Notice (and, after expiration of such period, the Indemnified Party shall be entitled to seek any remedies available to it).

(b)      Upon receipt by an Indemnified Party of actual notice of a Claim, or the commencement of any Claim, by a Third Party (a “Third Party Claim”) that does or could give rise to an obligation to provide indemnification pursuant to this Article IX, the Indemnified Party will give the Indemnifying Party prompt written notice thereof (the “Third Party Indemnification Claim Notice”); provided, however, that the failure of the Indemnified Party to so promptly notify the Indemnifying Party shall not prevent any Indemnified Party from being indemnified for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually materially damages the Indemnifying Party or materially prejudices the Indemnifying Party’s ability to defend against such Third Party Claim.

(c)      Any Indemnification Claim Notice or Third Party Indemnification Claim Notice will describe the Claim in reasonable detail. If the Indemnifying Party confirms in writing to the Indemnified Party within 15 days after receipt of a Third Party Indemnification Claim Notice the Indemnifying Party’s responsibility to indemnify and hold harmless the Indemnified Party therefor and within such 15-day period demonstrates to the Indemnified Party’s reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources in order to indemnify for the full amount of any potential liability in connection with such Claim, the Indemnifying Party may elect to assume control over the compromise or defense of such Third Party Claim at the expense of the Indemnifying Party and by counsel selected by the Indemnifying Party, which counsel will be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party so elects to assume control over the compromise and defense of such Third Party Claim, the Indemnifying Party shall within such 15 days (or sooner, if the nature of the asserted Third Party Claim so requires) notify the Indemnified Party of the agreement of the Indemnifying Party to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim; provided, however, that: (i) the Indemnified Party may, if such Indemnified Party so desires, employ counsel at such Indemnified Party’s own expense to assist in the handling (but not control the defense) of any Third Party Claim; (ii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any Third Party Claim; (iii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before ceasing to defend against any Third Party Claim or entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its or his Affiliates; and (iv) no Indemnifying Party will, without the prior written consent of each Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Party is a party to such action), unless such settlement, compromise or consent by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and includes an unconditional release of all such Indemnified Parties from all liability arising out of such Third Party Claim.

(d)      Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be entitled to have sole control over (and if it so desires, the Indemnified Party shall have sole control over) the defense of, or the settlement, adjustment or compromise with respect to, the Indemnified Party (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such defense, settlement or compromise) in: (i) any Third Party Claim that seeks solely an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates; (ii) any Third Party Claim in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect thereto; (iii) any Third Party Claim pursuant to Section 10.2(b)(i) after such time as the aggregate amount of the Losses of Buyer Indemnified Parties pursuant to such Third Party Claim and all prior Claims pursuant to Section 10.2(b)(i) are reasonably expected to exceed the Cap Amount; and (iv) any Third Party Claim relating to Taxes of the Company for periods after the Closing Date; provided, however, that with respect to any such Third Party Claim relating to Taxes, the Member may participate in the conduct thereof and Buyer shall not settle or compromise such Third Party Claim without the consent of the Member, such consent not to be unreasonably withheld, conditioned or delayed.

(e)      If the Indemnifying Party elects not to assume the defense, settlement, adjustment or compromise of an asserted liability, fails to timely and properly notify the Indemnified Party of its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third Party Claim in good faith, fails to have sufficient financial resources to pay the full amount of such potential liability in connection with such Third Party Claim or if the Indemnified Party is otherwise entitled pursuant to this Agreement to have control over the defense, settlement or compromise of any Claim, the Indemnified Party may, at the Indemnifying Party’s expense, pay, defend, settle, adjust or compromise such asserted liability (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such payment, defense, settlement, adjustment or compromise). In connection with any defense of a Third Party Claim (whether by the Indemnifying Parties or the Indemnified Parties), all of the parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith.

Section 10.4.  Indemnification Payments.

(a)      If any Indemnified Party becomes entitled to indemnification from an Indemnifying Party pursuant to this Agreement, such indemnification payment will be made in cash upon demand.

(b)      Any payment made by the Member or Buyer pursuant to this Article X will be deemed an adjustment to the Purchase Price.

Section 10.5.  No Contribution From the Company, Etc.  Notwithstanding anything in this Agreement to the contrary: (a) each of Parent and the Member acknowledges and agrees that it does not have any right of indemnification, contribution or reimbursement from or remedy against the Company as a result of any indemnification it is required to make under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation contained in this Agreement or in any certificate, document or other instrument delivered in connection herewith (including any such breach or inaccuracy of a representation, warranty, covenant or other obligation of the Company); and (b) each of Parent and the Member hereby releases, waives and forever discharges any right to indemnification, contribution or reimbursement that it may have at any time against the Company under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation in this Agreement or in any certificate, document or other instrument delivered in connection herewith.

Section 10.6.  Types of Damages.   In no event shall any party to this Agreement be entitled to recover or make a Claim under this Agreement for any amounts in respect of consequential, incidental or indirect damages, lost profits or any punitive or exemplary damages.

ARTICLE XI.

MISCELLANEOUS

Section 11.1.  Expenses.  Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (the “Transaction Expenses” ) whether or not the transactions contemplated hereby are consummated; provided, however, that the Member shall bear all of the Transaction Expenses of the Company.

Section 11.2.  Certain Interpretative Matters.  The captions or Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement. As used herein, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, (c) Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified, and (d) unless the context otherwise requires, the word “or” is not exclusive. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant, as the case may be.

Section 11.3.  Notices.    All notices or other communications required or permitted hereunder shall be given in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, facsimile or e-mail (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address, facsimile number or e-mail address set forth below or such other address, facsimile number or e-mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile (or, if delivered or transmitted after normal business hours, on the next Business Day) or e-mail or like transmission, on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail:

If to Buyer or (from and after the consummation of the Closing) the Company:

GNLC Holdings, Inc.

c/o Landry’s Inc.

1510 West Loop South

Houston, Texas 77027

Fax No.: 713-386-7070

E-mail Address: sscheinthal@ldry.com

Attention: General Counsel

with a copy to (not constituting notice):

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Fax No.: 713-238-7295

E-mail Address: markarnold@andrewskurth.com

Attention: Mark B. Arnold

If to Parent, or if they become parties to this Agreement, the Member or (prior to the consummation of the Closing) the Company:

Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

Fax No.: (702) 541-7773

E-mail Address:   jgodfrey@pnkmail.com

Attention:   General Counsel

with a copy to (not constituting notice):

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Fax No.: (310) 203-7199

E-mail Address: amukhey@irell.com

Attention: Ashok W. Mukhey

Section 11.4.  Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of Article IX and Section 11.13 hereof shall inure to the benefit of the Indemnified Parties; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, except that subject to compliance with applicable securities Laws and Gaming Laws, Buyer may assign, without the consent of any other party hereto, any or all of its rights and obligations under this Agreement (including its rights under covenants, representations, warranties and indemnities) and any other Transaction Document to (i) an Affiliate, (ii) any and all lenders or other financing sources to Buyer for collateral security purposes (any and all of whom may enforce their rights and remedies in connection with any such assignment or realization thereon to the extent provided in the applicable security agreements and other debt instruments or at law or in equity), or (iii) any Person who acquires all or substantially all of the Company’s or Buyer’s properties or assets; provided that no such assignment shall relieve Buyer from its obligations hereunder. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 11.5.  Entire Agreement.  This Agreement, the Confidentiality Agreements and the other Transaction Documents (including the Schedules and Exhibits hereto and thereto) embody the entire agreement and understanding of the parties and their respective Affiliates with respect to the transactions contemplated hereby and thereby and merge in, supersede and cancel all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement, the Confidentiality Agreements and the other Transaction Documents.

Section 11.6.  Modifications, Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Company (prior to consummation of the Closing), Buyer and the Member. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 11.7.    Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.7, provided that receipt of copies of such counterparts is confirmed.

Section 11.8.    GOVERNING LAW.      THIS AGREEMENT AND (UNLESS EXPRESSLY SET FORTH THEREIN) EACH OF THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA THAT APPLY TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE.

Section 11.9.    Severability.   To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

Section 11.10.  Submission to Jurisdiction: Waiver of Jury Trial.    Each party to this Agreement, for itself and its Affiliates, hereby irrevocably and unconditionally:

(a)       (i) agrees that any suit, action or proceeding instituted against it by any other party with respect to this Agreement or (unless expressly set forth therein) any other Transaction Document may be instituted, and that any suit, action or proceeding by it against any other party with respect to this Agreement or any other Transaction Document shall be instituted, only in the courts of the State of Nevada located in Clark County, or the U.S. District Court for the District of Nevada located in Clark County (and appellate courts from any of the foregoing) as the party instituting such suit, action or proceeding may in its sole discretion elect, (ii) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by any other party and (iii) agrees that a final judgment (not stayed by appeal) in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(b)      agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 11.10(a) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company, Buyer or the Member, as the case may be, at the addresses for notices pursuant to Section 11.3 hereof (with copies to such other Persons as specified therein); provided, however, that nothing contained in this Section 11.10 shall affect the right of the Company, Buyer or the Member, as the case may be, to serve process in any other manner permitted by law;

(c)      (i) waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document brought in any court specified in Section 11.10(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing;

(d)      WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR (UNLESS EXPRESSLY SET FORTH THEREIN) ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY; and

(e)      to the extent it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or its property, hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement and (unless expressly set forth therein) the other Transaction Documents.

For avoidance of confusion, the conduct of the proceedings of the Accounting Referee pursuant to Section 1.8(c) shall not be subject to this Section 11.10.

Section 11.11. Specific Performance.  Parent, and after the Joinder Date the Member, hereby acknowledge that Buyer would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed by Parent or, after the Joinder Date, the Member, as applicable and, if applicable, such party’s Affiliates in accordance with its terms, and therefore Buyer shall be entitled to specific performance, injunctive and other equitable relief by any court of competent jurisdiction to enforce (subject to the terms of this Agreement) such performance, in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond).

Section 11.12. No Presumption. With regard to each and every term and condition of this Agreement and the other Transaction Documents, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 11.13. No Third Party Beneficiary.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and, except as provided in Section 10.2 (which is intended to and shall inure to the benefit of, and may be enforced by, each Buyer Indemnified Party or Parent Indemnified Party, as the case may be), nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the right of any Indemnified Party directly to bring and to maintain an action pursuant to Section 10.2 hereof, Buyer may make any indemnification claim under, and may bring and maintain any action in respect of, Section 10.2 hereof on behalf of any Buyer Indemnified Party.

Section 11.14. Non-Recourse.   No past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate (other than (i) the Company following the execution of the Joinder and prior to the Closing as an Affiliate of Parent and the Member, (ii) Parent and the Member following the execution of the Joinder and prior to the Closing as an Affiliate of the Company, (iii) the Company on or after the Closing as an Affiliate of Buyer, and (iv) the Buyer on or after the Closing as an Affiliate of the Company), agent, attorney, consultant, representative or principal of Buyer, Parent, the Company or the Member or any of their Affiliates shall have any liability for any liabilities under this Agreement or any Transaction Document or for any Claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby.

Section 11.15. Recovery of Fees by Prevailing Party.  In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the party which does not prevail in such litigation, as determined by the court in a final judgment or decree, shall pay to the prevailing party all costs, expenses and reasonable attorneys’ fees incurred by the prevailing party, including such costs, expenses and fees of any appeals. If the prevailing party shall recover judgment in any action or proceeding, its costs, expenses and reasonable attorneys’ fees shall be included as part of such judgment.

Section 11.16. Schedules.    The Schedules to this Agreement shall be numbered and lettered corresponding to the numbered section and lettered subsections of this Agreement, and the exceptions and disclosures in each such Schedule shall, except as provided in the next sentence, apply only to the correspondingly numbered section and lettered subsection of this Agreement. The information contained in any Schedule shall be deemed to be incorporated by this reference in other applicable Schedules if the applicability of such information to such other Schedules is reasonably apparent on its face.

[The next page is the signature page]

SIGNATURE PAGE TO

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

The parties hereto have caused this Membership Interests Purchase Agreement to be executed as of the date first written above.

GNLC HOLDINGS, INC., Buyer

By:	/s/ Rick H. Liem
Name: Rick H. Liem
Title: V.P.

PINNACLE ENTERTAINMENT, INC., Parent

By:	/s/ C. Ruisanchez
Name: C. Ruisanchez
Title: President & CFO

S - 1

JOINDER SIGNATURE PAGE TO

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

This page constitutes a signature page (this “Signature Page”) to the Membership Interests Purchase Agreement dated as of July 24, 2013 (the “Agreement”) in the undersigned Persons’ capacity as the Member or the Company (as the case may be). Execution of this Joinder Signature Page constitutes the undersigned Persons’ execution of the Agreement. Each of the undersigned Persons acknowledges and agrees that it is subject to the terms and conditions applicable to it set forth in the Agreement upon execution of this Joinder Signature Page.

 Dated: August 14, 2013

AMERISTAR LAKE CHARLES HOLDINGS,
LLC, the Member

By:	/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez
Sole Manager

AMERISTAR CASINO LAKE CHARLES, LLC, the Company

By:	Ameristar Lake Charles Holdings, LLC, its
Sole Member

	By:	/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez
Sole Manager

S - 2

EXHIBIT A

CERTAIN DEFINED TERMS

For purposes of the Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person.

“Associate” means, with respect to any Person: (a) any corporation, partnership, joint venture or other entity of which such Person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of 10% or more of: (i) any class or type of equity securities or other profits interest; or (ii) the combined voting power of interests ordinarily entitled to vote for management or otherwise; and (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

“Benefit Plans” shall mean (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) all other employee benefit plans, arrangements and policies, including all stock option, stock purchase, stock award, stock appreciation, phantom stock, deferred compensation, pension, retirement, savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, unemployment, severance, employee loan or educational assistance plans, arrangements and policies, and (iii) all employment, consulting, retention, severance, or change-in-control agreements, whether or not written.

“Budget” means, collectively, (a) the budget for the design, development, construction, Opening and licensing of the Casino attached hereto as Schedule B (and supported by reasonable underlying documentation) and any amendments thereto (i) approved, deemed approved pursuant to Section 6.3 or requested or required (in connection with Buyer Changes pursuant to Section 6.14) by Buyer, or (ii) made pursuant to this paragraph, and (b) the budget for the design, development and construction of the Shared Space as approved and agreed by Parent and Buyer from time to time (but Buyer’s portion of such Shared Space budget will not exceed $10,000,000 unless otherwise agreed by Buyer). The parties acknowledge that, as of the date hereof, the Company and the general contractor under the Construction Contract have reached an agreement in principle regarding a revision to the “Guaranteed Maximum Price” (which is expected to be approximately $394 million) under the Construction Contract and, when the Construction Contract is so amended to reflect such agreement in principle, the original Schedule B as attached to this Agreement as of the date hereof (the “Original Schedule B”) shall be amended by replacing the line items in the Original Schedule B that total to “Hard Construction” with the corresponding line items of such revised “Guaranteed Maximum Price” under such amended Construction Contract. To the extent that the aggregate line items in such revised “Guaranteed Maximum Price” (excluding the contractor’s contingency) that correspond to the “Hard Construction” category are less than the “Hard Construction” total shown on the Original Schedule B, such excess shall be added to the contingencies in Schedule B. For purposes of the determining whether expenditures and commitments have been incurred “in accordance with the Budget,” such expenditures and commitments shall be compared against the line items in the Budget associated therewith with credit to be given for (i) utilization of any remaining contingency applicable to the relevant line items and (ii) any savings realized through the completion of the work or expenditures covered by the relevant line items or any other lines item in the Budget at a cost below that set forth in such line items; provided, however, incremental expenditures or commitments that have or may result from, relate to, or arise out of a Buyer Change shall not be applied to line items of the Budget relevant thereto (but nonetheless shall be deemed to be Member Costs or Member Capital Contributions to the extent not funded from escrow pursuant to Section 6.14(a)); provided further, expenditures and commitments shall be deemed to be “in accordance with the Budget” where the aggregate amount of the Budget would not be exceeded on account of such expenditures and commitments after taking into account the contingencies utilized and savings realized pursuant to clauses (i) and (ii) above on an aggregate basis.

“Buyer Additional Property” means all Real Property that Buyer or any Control Affiliate of Buyer (including the Company following the Closing) owns, controls or has under contract to purchase or control, or may hereafter acquire or control, in an area north of Interstate 210 other than the property used in connection with the project currently being developed under the name Ameristar Casino Resort Spa Lake Charles, which area of current and potential future Buyer Additional Property is shown on the map attached hereto as Schedule 6.16-Map. For purposes of the right of first offer in Section 6.16(c), a parcel of such Real Property shall constitute Buyer Additional Property whether or not it is substantially undeveloped. For purposes of the right of first negotiation in Section 6.16(d), a parcel of such Real Property shall only constitute Buyer Additional Property only so long as such parcel remains substantially undeveloped.

“Business Day” means a day other than Saturday, Sunday or any other day which commercial banks in New York, New York are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Agreements” means all Contracts to which the Company is a party or by which the Company or any of its properties may be bound or affected.

“Construction Contract” means that certain Agreement for Guaranteed Maximum Price Construction Services between the Company and W.G. Yates & Sons Construction Company, for Mojito Pointe at Lake Charles, dated August 5, 2011, as amended by that certain Amendment to Agreement for Guaranteed Maximum Price Construction Services dated October 3, 2012, as amended from time to time in accordance with the terms of this Agreement.

“Contract” means any agreement, contract, commitment, instrument, undertaking or arrangement, whether written or oral.

“Control Affiliate” means, with respect to any Person, an Affiliate of such Person that directly or indirectly “controls”, is controlled by or is under common control with, such Person. As used in this definition only, “control” means (i) the right to exercise, directly or indirectly, more than fifty percent (50%) of the equity or voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity (other than a corporation, limited liability company or sole proprietorship) or association, the power, directly or indirectly, to cause the direction of the management or actions of the controlled entities or (ii) the actual power, directly or indirectly, to be the dominant influence in the control of the direction or the management or actions of the controlled entities; provided however, that in case of a Person which has publicly-traded equity interests (including, as of the date of this Agreement, Parent), only Affiliates who possess the right to exercise, directly or indirectly, more than fifty percent (50%) of the equity or voting power of the stockholders, members or owners of such Person shall be a Control Affiliate of such Person under clause (ii) of this sentence.

“Copyrights” means all copyrights and registrations and applications therefor and all other rights corresponding thereto, and mask works and registrations and applications therefor.

“Creative Purchase Agreement” means that certain Membership Interests Purchase Agreement dated as of March 14, 2012 among the Company (then named Creative Casinos of Louisiana, L.L.C.), Creative Casinos, LLC, and Ameristar.

“Debt” means (a) all of the indebtedness for borrowed money of the Company, (b) all obligations of the Company evidenced by notes, bonds, debentures or similar instruments (including capital lease obligations), (c) all indebtedness of the Company created or arising under any conditional sale or other title retention agreement, (d) all outstanding obligations of the Company under acceptance, letter of credit or similar facilities or surety bonds, (e) all indebtedness of the type described in clauses (a) and (b) above guaranteed, directly or indirectly, in any manner by the Company, including interest and penalties thereon, (f) any indebtedness of the type described in clauses (a) and (b) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets or property owned by the Company, (g) all accrued but unpaid interest (or interest equivalent) to the date of determination related to any obligations of the type described in clauses (a) through (e) above, and (h) all obligations of the Company for the deferred purchase price of property or services. Without limitation of the foregoing, Debt shall include all fees, costs and other expenses incurred in connection with the repayment at or prior to the consummation of the Closing of any obligations described in clauses (a) through (h) above.

“Design Services Agreement” shall mean the Design Services Agreement dated March 14, 2012 between Bergman Walls & Associates, Ltd. and Ameristar.

“Development Agreement” means that certain Cooperative Endeavor Development Agreement among the Company, Calcasieu Parish Police Jury and the City of Lake Charles, Louisiana executed on various dates by the parties thereto in August of 2011.

“Domain Names” means all internet addresses and domain names.

“Environmental Laws” means all U.S., state and local statutes, codes, regulations, rules, ordinances, policies, decrees, guidelines, guidances, policies, orders or decisions, including the common law, arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material; (c) liability for personal injury or property damage arising out of the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling, emission, discharge, release, threatened release, or presence of Hazardous Materials at real property (whether or not owned, leased or used by the Company); .

“ERISA Affiliate” means an entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the items listed on Schedule 1.7.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities by any party hereto or any of its Affiliates, including the ownership, operation, management and development of the business of the Company.

“Gaming Authorities” means any Government Authority with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including the Louisiana Gaming Control Board.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of the business of the Company, the Member, Parent, Buyer or any of their respective Affiliates.

“Government Authority” means any foreign, United States or international, federal, state or local (or any subdivision thereof), agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

“Ground Lease” means that certain Ground Lease Agreement between the Lake Charles Harbor & Terminal District and the Company executed as of July 18, 2012, as amended by that certain Act of Correction to Ground Lease Agreement between the parties executed as of July 18, 2012.

“Guaranty Agreement” means that certain Guaranty Agreement dated July 18, 2012 by Ameristar Casinos, Inc. to the Lake Charles Harbor & Terminal District with respect to the

Ground Lease Agreement dated July 18, 2012 between the Company and Lake Charles Harbor & Terminal District.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons); and any other substance which is subject in any respect to any Environmental Law, or which poses or could pose a threat or nuisance to health or the environment.

“Insider” means any director or officer of the Company, and any Affiliate, Associate or Relative of any of the foregoing Persons.

“Intellectual Property” means all intellectual property rights arising under the laws of any jurisdiction in which the Company currently is conducting business with respect to, arising from or associated with the following: (i) Domain Names; (ii) Marks; (iii) Patents; (iv) Copyrights; (v) Trade Secrets; and (vi) all moral rights, rights of publicity and other intellectual property and proprietary rights of a similar nature.

“Joinder Date” means the date that the Member and the Company execute Joinders and deliver them to Buyer thereby becoming parties to this Agreement.

“Knowledge” means, (a) when used with respect to the Member and the Company, (i) the actual knowledge of Jack Mohn, after due inquiry, with respect to design, development and construction matters, and (ii) the actual knowledge of Anthony Sanfilippo, Carlos Ruisanchez and John Godfrey, after discussions with executive officers of Ameristar, with respect to other matters concerning the Member or the Company, but without any other duty of inquiry, and (b) when used with respect to Parent, the actual knowledge of Anthony Sanfilippo, Carlos Ruisanchez and John Godfrey, but without any other duty of inquiry.

“Law” or “Laws” means all statutes, codes, ordinances, decrees, rules, regulations, standards, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, injunctions, decisions, rulings or awards, policies or other requirement of any Government Authority (including the FTC Documents), or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used, and including (in the case of Parent, the Member and the Company) decisions and actions of the Trustee.

“Legal Expenses” means the fees, costs and expenses of any kind incurred by any Person indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted Claim.

“LGCB” means the State of Louisiana Gaming Control Board.

“Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right-of-way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the UCC or any other Law of any jurisdiction).

“Losses” means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities (whether asserted or unasserted, absolute or contingent) or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, including interest, fines, penalties, fees, disbursements and amounts paid in settlement (including any reasonable Legal Expenses).

“Marks” means all trade names, trademarks and service marks (registered and unregistered), trade dress, industrial designs, brand names, brand marks, service names, logos, emblems, signs or insignia, and similar rights and applications to register any of the foregoing, and all goodwill associated therewith throughout the world.

“Material Adverse Effect” means any circumstance, state of facts or matters, change, event, occurrence, action or omission that could have or result in a material adverse effect on (a) the business, assets, liabilities, results of operation, operations or financial condition of the Company or (b) the ability of the Company, the Member or Parent (as the case may be) to consummate the transactions contemplated under this Agreement or any other Transaction Document; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) legislative proposals for the legalization of gaming in Texas, proposals for the relocation of licenses in Louisiana, or similar changes to Louisiana gaming laws; (ii) any adverse change, event, development, or effect arising from (A) general business or economic conditions, including such conditions related to the casino gaming industry, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (C) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP, (E) changes in Laws that do not disproportionately affect the Company in a manner different from other businesses subject to such Laws, (F) the taking of any action contemplated by this Agreement and/or any of the other Transaction Documents or the announcement of the transactions contemplated hereby or thereby, (G) any physical damage, destruction or casualty loss in an amount less than or equal to $50,000,000 affecting the assets of the Company so long as Buyer or the Company receives at Closing either compensation equal to the loss (including an assignment of the Company’s insurance claim relating to such physical damage, destruction or casualty loss (including compensation for any deductible under such insurance), or from insurance proceeds or otherwise), or Buyer receives a deduction to the Purchase Price, equal to the amount of the loss less any compensation received by Buyer at Closing referenced above, or (H) any increase in the amount of the Budget, and (iii) the general decrease in the market value of comparable assets, including casinos generally.

“Member Capital Contributions” means, without duplication of Member Costs, capital contributions made by the Member to the Company from and after the closing under the Creative Purchase Agreement through the Closing Date in connection with the development, construction, Opening and licensing of the Casino (including for the purposes described in clauses (a) through (h) of the definition of “Member Costs” and whether expended for such purposes or still on the books as an asset) to the extent made in accordance with the Budget, and not otherwise used by the Company to pay Member Costs; provided, however, that Member Capital Contributions shall not include (i) capitalized interest, (ii) indirect allocable corporate overhead, (iii) capital contributions used to fund Transaction Expenses or expenses incurred in connection with the Merger, (iv) capital contributions used to fund costs and expenses covered by insurance or condemnation proceeds received prior to Closing, unless such proceeds are received by or contributed to the Company, (v) capital contributions used to fund interest or penalty costs imposed by a Governmental Authority, (vi) interest paid, accrued or capitalized under any credit facility of Member or any of its Affiliates and any repayments of allocable borrowings thereunder, (vii) capital contributions used to fund any costs or expenses paid or incurred in violation or breach of the terms of this Agreement or (viii) capital contributions to the extent funded using a portion of the Change Order Amount released from escrow to Parent pursuant to Section 6.14(a).

“Member Costs” means, without duplication, all expenses incurred (paid or payable in cash) or cash payments made, or liabilities or commitments to make payments incurred, by the Member or any of its Affiliates (other than the Company) from and after the closing under the Creative Purchase Agreement through the Closing Date, in each case to the extent not assumed by Buyer or the Company and in connection with the development, construction, Opening and licensing of the Casino, whether classifiable as an expense or a capitalized asset under GAAP, to the extent incurred in accordance with the Budget, including (a) the purchase price paid (including any amounts escrowed for holdbacks) and all transaction expenses paid under the Creative Purchase Agreement, (b) the fees and expenses of attorneys, accountants, consultants, engineers, surveyors and inspectors, (c) amounts paid to contractors and subcontractors, (d) permitting and other fees and deposits paid to the LGCB or any other Government Authority (for the avoidance of doubt, where the LGCB Escrow Amount is to be included in the Purchase Price pursuant to Section 6.23, it shall constitute a Member Cost, which portion of the Purchase Price shall be payable in accordance with Section 6.23; and conversely, where the LGCB Escrow Amount is not to be included in the Purchase Price pursuant to Section 6.23, it shall not constitute a Member Cost), (e) any payable or other liability of the Company paid or assumed by the Member or any of its Affiliates (other than the Company), (f) any pre-Opening costs of the Casino, (g) expenses relating to any category of line item set forth on the Expenditure Reports, or (h) the incremental costs of implementing Buyer Changes actually incurred; provided, however, notwithstanding the foregoing to the contrary, the following shall not be included in Member Costs: (i) Transaction Expenses or expenses incurred in connection with the Merger, (ii) costs and expenses covered by insurance or condemnation proceeds received prior to Closing, (iii) interest or penalty costs imposed by a Governmental Authority, (iv) interest paid, accrued or capitalized under any credit facility of Member or any of its Affiliates and any repayments of allocable borrowings thereunder, (v) indirect allocable corporate overhead costs, (vi) any costs or expenses paid or incurred in violation or breach of the terms of this Agreement, and (vii) any costs or expenses paid with any portion of the Change Order Amount released from escrow to Parent pursuant to Section 6.14(a).

“Member Retained IP” means the intellectual property owned or licensed by the Member or its Affiliates other than the “Mojito Pointe” trademark and domain names related thereto, including the “Ameristar,” “Ameristar Casino,” and “Ameristar Casino Resort Spa Lake Charles” trademarks, names and certain domain names.

“Opening” shall mean the date of the opening of the casino to the public for gaming activities in compliance with all applicable Laws, including but not limited to applicable Gaming Laws.

“Ordinary Course” means, with respect to an action taken by a Person:

(a)      such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including related to the proposed development and construction of the Casino and the Shared Space but only to the extent such is within the aggregate amount of the Budget and not otherwise limited or prohibited by the terms of Section 6.3 hereof; and

(b)      such action is not required to be authorized by the board of directors (or similar governing body) or equity holders of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

“Parent Additional Property” means all Real Property that Parent or any Control Affiliate of Parent (other than the Company) owns, controls or has under contract to purchase or control, or may hereafter acquire or control, in an area north of Interstate 210 other than the property used in connection with the property known as L’Auberge Lake Charles, which area of current and potential future Parent Additional Property is shown on the map attached hereto as Schedule 6.16-Map. For purposes of the right of first offer in Section 6.16(b), a parcel of such Real Property shall constitute Parent Additional Property whether or not it is substantially undeveloped. For purposes of the right of first negotiation in Section 6.16(d), a parcel of such Real Property shall only constitute Parent Additional Property only so long as such parcel remains substantially undeveloped.

“Patents” means all patents, patent applications (including any divisionals, continuations, continuations-in-part, renewals, reexaminations, extensions, and reissues) and rights in respect of utility models or industrial designs.

“Permit” means any franchise, approval, permit, consent, qualification, certification, authorization, license, order, registration, certificate, variance or other similar permit, right or authorization from any Government Authority, including any Gaming Authority, and all pending applications therefor.

“Permitted Liens” means all:

(a)      Liens for Taxes, assessments and other governmental charges which are not due and payable and which may thereafter be paid without penalty;

(b)      the title and other interests of a lessor under a capital or operating lease or of a licensor under a license or royalty agreement;

(c)      mechanics’, carriers’, worker’s, repairmen’s or other statutory Liens arising or incurred in the ordinary course of business, which are not yet due and payable or are being contested in good faith by appropriate proceedings;

(d)      all Liens (other than any Lien securing borrowed money or a guaranty of such borrowings or any other monetary Lien) shown on the Title Policy, and such other minor imperfections in title as do not detract in any material respect from the value or utility of the subject property in the operation of the business that uses such property; and

(e)      all Liens securing indebtedness of Ameristar or Parent and/or their respective Subsidiaries (which will be removed prior to or concurrently with the Closing).

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, estate, association, joint stock company, company other form of business or legal entity or Government Authority.

“Purchase Price” means an amount equal to (i) without duplication, (A) the amount of all Member Costs and (B) the amount of all Member Capital Contributions, minus (ii) without duplication, (X) the Rejected Change Costs, if any, described in Section 6.14 as a reduction to the Purchase Price and (Y) any portion of the Change Order Amount released from escrow to Parent pursuant to Section 6.14(a) that, as of the Closing, has not been paid to the applicable third party provider with respect to the applicable Buyer Change or transferred or contributed to the Company, minus (iii) Thirty-Seven Million Dollars ($37,000,000). The Purchase Price shall be calculated consistent with the methodology and sample calculations set forth in Schedule A (which schedule was prepared as though the Closing Date was June 30, 2013, but such schedule shall not be deemed a final determination of the amount of the line items set forth therein as of June 30, 2013).

“Real Property” means all real properties and interests in real properties (including any leasehold interests, licenses, options or reversionary interests), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, hereditaments, tenements, privileges and other appurtenances thereto (such as appurtenant rights in and to public streets).

“Relative” of a Person who is an individual means such Person’s spouse, such Person’s parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

“Remedial Action” means all action required under applicable Laws: (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

“Representatives” of any Person mean such Person’s officers, directors, managers, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Agreement” means the Settlement Agreement dated as of April 22, 2011 between Lake Charles Harbor and Terminal District, PNK (Lake Charles), L.L.C., PNK (SCB), LLC, Parent, the Member, Creative Casinos, Inc. and the Company and the related Act of Exchange recorded in the Clerk of Court’s office for Calcasieu Parish, Louisiana on October 25, 2011 and each other document included in the File “1.528 Final Confidential Settlement Agreement_PNK Creative” in the Intralinks datasite maintained by the Company as of the date hereof.

“Specified Cap Representations” means Sections 2.1 (first and last sentences only), 2.2(a), (b), (c), and (d)(i) and (iii) – (v) (Authority, Approvals, Enforceability and Consents), 2.4 (Brokers), 3.1 (first and last sentences only) (Organization and Good Standing), 3.2 (Capitalization), 3.3(a), (b), (c), and (d)(i) and (iii) – (v) (Authority, Approvals, Enforceability and Consents), Section 3.18 (Brokers), 4.1 (Ownership Interests), 4.2 (Capacity, Enforceability and Consents) and 4.4 (Brokers).

“Statement of Conditions” means the Statement of Conditions to Riverboat Gaming License of Creative Casinos of Louisiana, L.L.C. dated February 17, 2011, as amended on August 18, 2011, December 14, 2011, February 16, 2012 and March 15, 2012, issued by the LGCB.

“Subsidiary” means any Person more than 50% of the outstanding voting power of which is owned or controlled, directly or indirectly, by the Company.

“Tax” or “Taxes” means all Federal, state, local, and foreign taxes of any kind whatsoever, unclaimed property liabilities and other charges, duties or assessments of any kind whatsoever (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority, and including any such taxes imposed upon third parties for which the Company has liability as an indemnitor or successor.

“Tax Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Tax Authority” means the IRS and any other domestic or foreign governmental entity responsible for the administration of any Taxes.

“Tax Returns” means all federal, state, local, and foreign tax returns of any kind whatsoever, including any declarations, statements, exhibits, reports, schedules, forms, and information returns and any amendments thereto.

“Third Party” means any Person other than the Company, the Member or Buyer or any of their respective Affiliates.

“Title Policy” means the Owner’s Policy No. 5211422-0015192e, delivered to Buyer prior to the date hereof, provided to Parent and the Member by First American Title Insurance Company of Louisiana with respect to the Leased Real Property.

“Trade Secrets” means all know-how, discoveries, trade secrets, methods, processes, technical data, specifications, research and development information, technology, data bases, and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing.

“Transaction Document” means this Agreement, the Deposit Escrow Agreement, the Deferred Amount Note, the Buyer Guaranty, the Shared Space Agreements and the other agreements, instruments, certificates and documents contemplated hereby and thereby, including each exhibit and schedule hereto and thereto.

“UCC” means the Uniform Commercial Code, as amended, of any applicable jurisdiction, and any successor thereto.

2.       The following terms are defined in the pages indicated below.

Access Servitude Agreement	12
Accounting Referee	8
Acquisition Proposal	39
Actual Reversal Costs	43
Adjusted Purchase Price	8
Administrative Complaint	1
Affected Party	55
Affiliate Assets	25
Agreement	1
Amendment	55
Ameristar	1
Architect’s Holdback Amount	54
Architect’s Holdback Agreement	54
Assignment and Assumption of Membership Interests	4
Balance Sheet Date	16
Basket	66
Break-Up Fee	63
Buyer	1
Buyer Change Request	42
Buyer Change Reversal Costs	42
Buyer Changes	42
Buyer Escrow Agreement	53
Buyer First Opportunity Offer	48
Buyer Indemnified Parties	64
Buyer Lease Terms Floor	48
Buyer Purchase Price Floor	48

Buyer Related Parties	29
Cap Amount	65
Casino	1
Casino Opening	43
Change Order Amount	42
Claims	18
Closing	3
Closing Date	3
Closing Date Purchase Price	7
Company	1
Company IP	21
Confidentiality Agreements	32
Consent Decree	1
Deferred Amount	7
Deferred Amount Note	10
Deposit Escrow Agent	2
Deposit Escrow Agreement	2
District	2
Drainage Servitude	51
ERISA	1
Estimated Closing Statement	7
Estimated Rejected Change Costs Amount	46
Estimated Rejected Change Statement	46
Expenditure Reports	15
FF&E	42
Final Closing Statement	8
Final Purchase Price	9
FTC	1
FTC Documents	1
Hold Separate Order	1
Indemnification Claim Notice	67
Indemnified Party	66
Indemnifying Party	67
Insider Transactions	23
Inspection	31
Joinder	3
Judgments	18
L’Auberge Drainage Improvements	51
L’Auberge Entities	41
Leased Real Property	20
Lender Liens	47
Lenders	47
LGCB Escrow Agreement	53
LGCB Escrow Amount	53
Liquidated Damages Amount	63
Loan Obligations	47

Member	1
Membership Interests	1
Merger	1
Merger Agreement	1
Objection Notice	8
Original Schedule B	1
Parent	1
Parent First Opportunity Offer	49
Parent Indemnified Parties	66
Parent Lease Terms Floor	49
Parent Purchase Price Floor	49
Pre-Closing Deposit	2
Properties	51
Purchase Price Adjustment	9
Purchase Price Allocation	10
Rejected Change Costs	45
Rejected Change Objection Notice	46
Release Confirmation	47
Resort Roads Agreement	12
Reversal Cost Objection Notice	44
ROFN Counterparty	50
ROFN Definitive Documentation Period	50
ROFN Notice	50
ROFN Period	50
ROFN Transaction	50
ROFN Triggering Party	50
Shared Space Agreements	2
Shared Space Term Sheet	2
Signature Page	2
Specified Employees	40
Termination Date	61
Termination Notice	62
Third Party Claim	67
Third Party Indemnification Claim Notice	67
Transaction Expenses	69
Triggering Activity	49
Trustee	2